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NORDSON CORPORATION
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NORDSON CORPORATION

Notice of

2020 Annual Meeting

and Proxy Statement

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

January 17, 2020

Dear Shareholder:

It is my pleasure, on behalf of the Board of Directors of Nordson Corporation (the “Board of Directors”), to invite you to attend our annual meeting of shareholders (the “Annual Meeting”), which will be held at the law offices of BakerHostetler LLP, 2000 Key Tower, 127 Public Square, Cleveland, Ohio 44114, at 8:00 a.m., Eastern Time, on Tuesday, February 25, 2020.

The accompanying Notice of Annual Meeting and Proxy Statement describe the items of business that will be discussed and voted upon during the Annual Meeting. It is important that you vote your shares of common stock whether or not you plan to attend the Annual Meeting. You have a choice of voting through the Internet, by telephone, or by returning the enclosed proxy/voting instruction card by mail. If you are a registered shareholder, you may also vote in person at the Annual Meeting. Please refer to the instructions in the enclosed materials.

On behalf of management and the Board of Directors, I want to thank you for your continued support and confidence in 2020.

Sincerely, MICHAEL J. MERRIMAN, JR. Chair of the Board of Directors

NORDSON CORPORATION

Nordson Corporation

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held Tuesday, February 25, 2020

Date and Time:	Tuesday, February 25, 2020 at 8:00 a.m., Eastern Time

Place:	Law offices of BakerHostetler LLP 2000 Key Tower 127 Public Square Cleveland, Ohio 44114

Items of Business:

1.   To elect as directors five nominees, named in this Proxy Statement and recommended by the Board of Directors, to serve until the 2023 Annual Meeting and until their successors shall have been duly elected and qualified;

2.   To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020;

3.   To approve, on an advisory basis, the compensation of our named executive officers; and

4.   To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	Close of business on January 2, 2020.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, accompany this Notice and are also available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. The Board of Directors has determined that shareholders of record at the close of business on January 2, 2020 are entitled to notice of, and to vote during, the Annual Meeting.

By Order of the Board of Directors,

GINA A. BEREDO

Executive Vice President, General Counsel

and Secretary

January 17, 2020

Westlake, Ohio

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on February 25, 2020:

The Proxy Statement, Proxy/Voting Instruction Card, and the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, are available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

Nordson Corporation – 2020 Proxy Statement	| 1

PROXY STATEMENT SUMMARY

This summary highlights information relating to the items to be voted on during the Annual Meeting and important business, compensation, and corporate governance matters. For additional information, please refer to the discussions contained in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 filed with the United States Securities and Exchange Commission on December 13, 2019 (the “2019 Annual Report”).

GENERAL INFORMATION

2020 ANNUAL MEETING DATE AND TIME	Tuesday, February 25, 2020 8:00 a.m., Eastern Time

PLACE	Law Offices of BakerHostetler LLP 2000 Key Tower 127 Public Square Cleveland, Ohio 44114 USA

RECORD DATE	Close of business on January 2, 2020

VOTING	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSAL	REQUIRED VOTE	BOARD’S VOTING RECOMMENDATION	PAGE

1. Election of directors	Each nominee must receive a plurality of the votes cast.	FOR the election of each director nominee	11

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR	29

3. Advisory vote to approve compensation of named executive officers	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR	33

HOW TO VOTE

VIA THE INTERNET	BY TELEPHONE	BY MAIL	IN PERSON

www.proxyvote.com	Call 1-800-690-6903 in the U.S. or Canada	Follow the instructions on the proxy/voting instruction card	Attend our Annual Meeting and vote by ballot

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors. However, abstentions will affect the outcome of the votes on Proposals 2 and 3, being equivalent to a vote “against” the Proposals.

2 |	Nordson Corporation – 2020 Proxy Statement

We will also consider any other matters that may properly be brought before the Annual Meeting and any postponement(s) or adjournment(s) thereof. As of the date of this Proxy Statement, we have not received notice of other matters that may be properly presented at the Annual Meeting.

The following table provides summary information about our director nominees:

NOMINEE	PRIMARY OCCUPATION	INDEPENDENT	BOARD COMMITTEE MEMBERSHIPS	KEY ATTRIBUTES/ QUALIFICATIONS

Sundaram Nagarajan	President and Chief Executive Officer of Nordson Corporation	No	Executive	Extensive experience in operational leadership, global industrial businesses, strategic vision, acquisitions and divestitures, and public company board experience.

Ginger M. Jones	Retired	Yes	None	Substantial executive financial management experience, understanding of financial accounting and financial matters, international business experience, and public company board experience.

Joseph P. Keithley	Retired	Yes	Audit; Governance & Nominating	Extensive broad based international business, executive management, and leadership experience, and public company board experience.

Michael J. Merriman, Jr.	Strategic Advisor of Resilience Capital Partners	Yes	Compensation; Executive	Significant executive general management, financial experience, and understanding of financial accounting and financial matters, a unique perspective in investor relations, and substantial public company board experience.
Mary G. Puma	President and Chief Executive Officer of Axcelis Technologies, Inc.	Yes	Compensation; Governance & Nominating; Executive	Deep operational experience in global industrial businesses, strategic vision, and public company board experience.

Nordson Corporation – 2020 Proxy Statement	| 3

BUSINESS HIGHLIGHTS

Fiscal year 2019 was a year of solid results in a challenging and low-growth global macroeconomic environment. The following highlights our performance for fiscal year 2019:

Sales	Operating Profit	Net Income
$2.2 Billion Third consecutive year over $2B	$483 Million 22% of sales	$337 Million 15% of sales

Gross Profit	GAAP Diluted Earnings Per Share(1)	Total Shareholder Return (2)
$1.2 Billion	$5.79	3 Year: 65.81% 5 Year: 117.48% 10 Year: 569.72%

Operating Margin	Dividends Paid
22% Fourth consecutive year over 20%	$82 Million 56th consecutive year dividend has increased

(1)

In 2019, the Company experienced benefits from the Tax Cuts and Jobs Act (the “Act”). The Company’s 2019 diluted earnings per share, excluding the benefits from the Act, and utilizing a more normalized effective tax rate, was $5.37.

(2)	We define “Total Shareholder Return” as: (share price end of period – share price start of period + dividends paid) / share price start of period.

4 |	Nordson Corporation – 2020 Proxy Statement

GOVERNANCE HIGHLIGHTS

The following summarizes the structure of our board of directors as of our record date, January 2, 20201, and key elements of our corporate governance framework:

Share Ownership Guidelines	Board Independence	Oversight of Risk
Share ownership guidelines for directors and executive officers: • Directors – 5x cash retainer • CEO – 5x base salary • CFO – 3x base salary • Other executive officers – 2x base salary	100% Independent Audit, Compensation, and Governance & Nominating Committee Members 100% Independent Committee Chairs	The Board, as a whole, exercises its oversight responsibilities with respect to material risks The Board has delegated responsibility for the oversight of specific risks to Board committees

Meeting of Independent Directors	Board Meeting Attendance	Hedging/Pledging Transactions
Executive sessions of independent directors are conducted during each Board meeting	Each of our directors attended at least 75% of board and committee meetings	Strict policy of no pledging or hedging of company shares by directors or executive officers

Voting Standard for Election of Directors	Compensation	Board Self-Assessments
Plurality vote with director resignation policy for failure to receive a majority vote in uncontested director elections	Our non-employee director compensation is not excessive when compared to non-employee director compensation of proxy peers	Board, Committee, and peer self-assessments conducted on a regular basis

Chief Executive Officer Performance	Board Leadership	Clawback Policy
Annual review by independent directors	Independent Chair Michael J. Merriman, Jr.	Robust policy

Advisory Vote on Named Executive Officer Compensation	Shareholder Rights Plan (“Poison Pill”)	Average Age of Independent Directors
Annual Vote	No shareholder rights plan in place	Age: 63 years

[1]

As of January 2, 2020, the board of directors consisted of ten directors. Michael F. Hilton, our prior President and Chief Executive Officer, retired as a director effective December 31, 2019 and his information is not included in the Governance Highlights summary data. Effective August 1, 2019 and November 26, 2019, the board elected Sundaram Nagarajan and Ginger M. Jones, respectively to the board of directors, and their information is included in the Governance Highlights summary data.

Nordson Corporation – 2020 Proxy Statement	| 5

COMPENSATION HIGHLIGHTS

The information below reflects highlights of our named executive officer compensation program for fiscal year 2019. The charts are not substitutes for, nor do they reflect, all of the information provided in the Summary Compensation Table presented later in this Proxy Statement. During our 2019 Annual Meeting, approximately 97.95% of shareholder votes cast were in favor of the compensation paid to our named executive officers. We value this positive endorsement by our shareholders of our executive compensation policies.

Additional information about our compensation philosophy and program, including the compensation awarded to each of our named executive officers, may be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Principal Components of Named Executive Officer Compensation

Base Salary

•  25.76% of CEO’s (on an annualized basis) and 28.97% of average named executive officer’s target direct compensation (other than CEO)

•  Target levels of incentive compensation based on percentage of base salary

Annual Cash Incentive Award

•  25.76% of CEO’s (on an annualized basis and at target) and 19.97% of average named executive officer’s target compensation (other than CEO)

•  Designed to drive high performance results year-over-year

•  Places significant portion of annual compensation at risk

Long-term Incentive Awards

•  48.48% of CEO’s and 51.06% of average named executive officer’s target compensation (other than CEO) aligns interests of executive officers with shareholders’ long-term interests

•  Performance share awards (at target, 40% of long-term compensation opportunity) are payable in unrestricted Nordson common stock to the extent pre-established quantitative performance goals are met

•  Stock options (approximately 40% of long-term compensation opportunity) vest in 25% increments over four years and only have value if the the price of the Company’s stock increases after the award

•  Restricted share awards (approximately 20% of long-term compensation opportunity) vest over a three-year period and are an important management succession planning, retention, and recognition tool

6 |	Nordson Corporation – 2020 Proxy Statement

CEO Compensation – 2019 Opportunity and Earned/Realized

Mr. Nagarajan’s Compensation

Pay Component	2019 Compensation Opportunity(1)	2019 Compensation Realized(2)

Base Salary	$850,000 (annualized)	$212,500

Annual Cash Incentive Award	$850,000 (100% of annualized base salary, prorated for 2019)	$212,500 (guaranteed minimum payout)(3)
Long-Term Compensation	Performance Shares Target number of 2017-2019 performance share units: 2,198 Value at target: $300,000	Performance Shares Number of performance share units earned: 2,664 Award settlement date value: $437,056

(1)

The compensation opportunity amount shown for Mr. Nagarajan includes his annualized base salary, target annual cash incentive award, and the target performance share units representing the grant date fair value of the performance share awards that could have vested if the cumulative diluted earnings per share growth and cumulative revenue growth performance conditions were met for the 2017-2019 performance period. Mr. Nagarajan became our President and Chief Executive Officer effective August 1, 2019.

(2)

The amount shown as the compensation realized by Mr. Nagarajan for 2019 includes his base salary, the actual annual cash incentive award, and the value of the performance share units, as of the vesting date, that were realized for the 2017-2019 performance period. The value of the performance share units includes dividends.

(3)

Mr. Nagarajan was guaranteed a minimum payout of the Annual Cash Incentive Award of $212,500 as part of his negotiated compensation, which represented a prorated payout of the award at target (25% of $850,000), recognizing that he would serve as Chief Executive Officer for 25% of the fiscal year.

Nordson Corporation – 2020 Proxy Statement	| 7

Mr. Hilton’s Compensation

Pay Component	2019 Compensation Opportunity(1)	2019 Compensation Realized(2)

Base Salary	$945,000	$945,000

Annual Cash Incentive Award	$945,000 (at target)	$675,675
Long-Term Compensation	Performance Shares	Performance Shares
	Target number of 2017-2019 performance share units: 14,900 Grant date fair value at target: $1,545,875	Number of performance share units earned: 18,059 Award settlement date value: $2,962,760
	Stock Options 51,400 shares $1,594,051 grant date fair value	Stock Options 0 options exercised in FY 2019 Value Realized: $0
	Restricted Shares 6,400 shares $799,360 grant date fair value	Restricted Shares Number of shares vested: 10,868 Value Realized: $1,361,323

(1)

The compensation opportunity amount shown for Mr. Hilton includes his base salary, target annual cash incentive award, the target performance share units representing the grant date fair value of the performance share awards that could have vested if the cumulative diluted earnings per share growth and cumulative revenue growth performance conditions were met for the 2017-2019 performance period, the fair value at grant of option awards calculated with Black-Scholes options pricing, and the fair value at grant of restricted shares calculated at the closing price of our common stock on the date of grant. Mr. Hilton retired as our President and Chief Executive Officer effective August 1, 2019 and served as Senior Advisor to the Company until his retirement, which was effective December 31, 2019.

(2)

The amount shown as the compensation realized by Mr. Hilton for 2019 includes his base salary, the actual annual cash incentive award paid in January 2020 for 2019 performance; the value of the performance share units, as of the vesting date, that were realized for the 2017-2019 performance period, the value of the stock options less the option price as of the sale date, that were exercised, and the value of the restricted shares, as of the vesting date, that were vested in FY2019. In each case, the value of the performance share units and restricted share units includes dividends.

8 |	Nordson Corporation – 2020 Proxy Statement

DIRECTORS SERVING ON BOARDS OF OTHER PUBLIC COMPANIES

Board service by members of our board of directors is within the limits set by our Governance Guidelines:

“It is the Company’s policy that a Director who is not an executive officer of a public company may serve as a director on up to five other boards of public companies. For Directors who are also serving as an executive officer of a public company, the maximum number of public company boards on which the Director may serve is two in addition to serving as a director on the board of his or her company.”

Lee C. Banks	Parker-Hannifin Corporation (NYSE: PH)

Arthur L. George, Jr.	Axcelis Technologies, Inc. (Nasdaq: ACLS)

Frank M. Jaehnert	Briggs & Stratton Corporation (NYSE: BGG) Itron, Inc. (Nasdaq: ITRI)

Ginger M. Jones	Libby, Inc. (NYSE: LBY) Tronox Limited (NYSE: TROX)

Joseph P. Keithley	Axcelis Technologies, Inc. (Nasdaq: ACLS)

Michael J. Merriman, Jr. (Chair)	Regis Corporation (NYSE: RGS) OMNOVA Solutions Inc. (NYSE: OMN)

Sundaram Nagarajan (CEO)	Sonoco Products Company (NYSE: SON)

Mary G. Puma	Axcelis Technologies, Inc. (Nasdaq: ACLS)
Victor L. Richey, Jr.	ESCO Technologies Inc. (NYSE: ESE)

Nordson Corporation – 2020 Proxy Statement	| 9

NORDSON CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 25, 2020

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Nordson Corporation for use at the 2020 Annual Meeting. The Annual Meeting will be held at the law offices of BakerHostetler LLP, 2000 Key Tower, 127 Public Square, Cleveland, Ohio 44114 at 8:00 a.m., Eastern Time, on Tuesday, February 25, 2020 for the following purposes:

1.

To elect as directors five nominees, named in this Proxy Statement and recommended by the Board, to serve until the 2023 Annual Meeting and until their successors shall have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 17, 2020. Our 2019 Annual Report to Shareholders is enclosed with this Proxy Statement.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Nordson” or the “Company” refers to Nordson Corporation.

10 |	Nordson Corporation – 2020 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2023

The Governance & Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting. Our Board is divided into three classes, with each class serving for three-year terms. With the retirement of Michael F. Hilton, our former President and CEO effective December 31, 2019, and with the elections of Sundaram Nagarajan effective August 1, 2019 and Ginger M. Jones on November 26, 2019, our Board now consists of ten directors. Mr. Hilton’s retirement also created a vacancy in the class of 2021. As a matter of good corporate governance, Mr. Nagarajan and Ms. Jones are standing for election at the 2020 Annual Meeting. We anticipate that, after the director elections at the Annual Meeting, the Governance & Nominating Committee will re-balance the classes to include a minimum of three directors per class and appoint Ms. Jones to the class of 2021 and Mr. Nagarajan to the class of 2023.

The Governance & Nominating Committee has recommended, and the Board has approved, the persons named as nominees for terms expiring in 2023 and, unless otherwise marked, a duly executed and properly submitted proxy will be voted for such nominees. Nominees Sundaram Nagarajan, Ginger M. Jones, Joseph P. Keithley, Michael J. Merriman, Jr., and Mary G. Puma currently serve as directors. All nominees have agreed to stand for election for a three-year term, and the classes will be re-balanced as noted above after the Annual Meeting.

In considering each director nominee and the composition of the Board as a whole, the Governance & Nominating Committee considers a diverse group of experiences, qualifications, attributes, and skills that the Governance & Nominating Committee believes enables a director nominee to make significant contributions to the Board, Nordson, and our shareholders. The Board is committed to an inclusive director search process, which includes actively seeking diverse candidates, including women and minority candidates, for each search the Board undertakes.

Consistent with the Board’s commitment to actively seek diverse candidates, and to enhance the collective experience and expertise of the Board, in 2019 the Board engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on the Board. The firm identified, evaluated and performed background searches of potential nominees, and facilitated interviews. Following the firm’s identification of Ms. Jones as a potential candidate, the Governance & Nominating Committee reviewed Ms. Jones’s qualifications and recommended her for election to the Board. The Board appointed Ms. Jones as a director on November 26, 2019. We believe that Ms. Jones, a seasoned financial executive, is a valuable addition to the Board due to her global perspective, business leadership experience, and financial acumen. We paid customary compensation to the executive search firm for its services.

The current-serving directors, including the nominees, collectively have a mix of various skills and qualifications, some of which are listed in the table below. These collective attributes enable the Board to provide insightful leadership as it strives to advance our strategies and deliver returns to shareholders.

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Global Business Experience	Mergers & Acquisitions Experience
Working outside the United States and/or with global enterprises to help oversee the management of our global operations.	Working on M&A transactions, which provides insight into developing and implementing strategies for growing our businesses.

Financial Experience	Public Company CEO Experience
Finance, accounting, and/or financial reporting experience to help drive our operating and financial performance.	Serving as a public company CEO to help us drive business strategy, growth and performance, and create shareholder value.

Public Company Board Experience	Capital Allocation Experience
Working with publicly-traded companies and corporate governance issues to help us oversee an ever-changing mix of strategic, operational, and compliance-related matters.	Capital allocation decision-making experience to help us allocate capital efficiently.

Strategy Development Experience	Manufacturing Experience
Experience in the development and oversight of long-term strategic planning.	Manufacturing operations experience to help us drive operating performance.

See director biographies beginning on page 13 for further detail.

As of our record date, January 2, 2020, the average tenure of our independent directors is 10 years and the average age of our independent directors is 63 years. Forty percent of our independent directors represent gender and racial diversity.

In determining whether to recommend a director for re-election, the Governance & Nominating Committee considers the director’s skills and expertise, participation in and contributions to the activities of the Board, the results of the annual Board evaluation, and past meeting attendance.

We believe that the tenure spectrum of our directors provides an effective mix of deep knowledge and new perspectives. The Board does not believe in a specific limit for the overall length of time an independent director may serve. We believe the addition of Ms. Jones to the Board brings fresh perspective, while the senior-in-service status of Mr. Keithley and Ms. Puma brings deep institutional knowledge and historical context vital to the growth of Nordson. Directors, such as Mr. Keithley and Ms. Puma, who have served on the Board for an extended period can provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company’s history, policies, and objectives. Our Governance Guidelines provide that a director is expected to retire at the conclusion of the Board meeting immediately prior to a director’s 72nd birthday.

It is intended that proxies that are duly executed and properly submitted but do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the nominees named below. At this time, the Board knows of no reason why any nominee might not be a candidate at the 2020 Annual Meeting. However, in the event any one or more of such nominees becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder.

The name and age (as of February 25, 2020) of each of the five nominees for election as directors for terms expiring in 2023, as well as present directors whose terms will continue after the Annual Meeting, appear below, together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other relevant information.

12 |	Nordson Corporation – 2020 Proxy Statement

Nominees for Terms Expiring in 2023

SUNDARAM NAGARAJAN	Director Since: 2019	Age: 57	Director Qualifications: CEO Experience, Public Company, Board Experience Non-independent Director Other Public Boards: Sonoco Products Co. (NYSE: SON)
President and Chief Executive Officer, Nordson Corporation

Business Experience.    Mr. Nagarajan is President and Chief Executive Officer of Nordson Corporation. He joined Nordson as President and Chief Executive Officer effective August 1, 2019 following a 23-year career with Illinois Tool Works Inc. (NYSE: ITW), a FORTUNE® 200 manufacturer of industrial products and equipment, where he had roles of increasing responsibility. Most recently, he was the executive vice president, ITW Automotive OEM Segment, which position he held since 2015.

Current Directorships.    Mr. Nagarajan is a director of Sonoco Products Company (NYSE: SON), a global provider of consumer packaging industrial products.

Key Attributes, Experiences, and Skills.    Mr. Nagarajan is the only member of Nordson’s management serving on our Board. He brings to the Board significant global manufacturing company experience, with a focus on creating value for customers through innovation and industry leading excellence in quality and delivery. Mr. Nagarajan has an intimate understanding of management, leadership, strategy development and day-to-day operations of a global company.

Nordson Committees.    Executive

GINGER M. JONES	Director Since: 2019	Age: 59	Director Qualifications: Financial Expertise, Public Company Board Experience, Global Business Management Independent Director Other Public Boards: Libby, Inc. (NYSE: LBY) Tronox Limited (NYSE: TROX)
Retired Senior Vice President and Chief Financial Officer, Cooper Tire & Rubber Company

Business Experience.    Ms. Jones served as the senior vice president and chief financial officer of Cooper Tire & Rubber Company (NYSE: CTB), a provider of car, light truck, medium truck, motorcycle, and racing tires, from 2014 until December 2018 when she retired. Prior to joining Cooper, Ms. Jones served as chief financial officer of Plexus Corporation (Nasdaq: PLXS), a global electronics, engineering and manufacturing service company from 2004-2014.

Current Directorships.    Ms. Jones is a director of Libby, Inc. (NYSE: LBY), a glass and tableware manufacture, where she chairs the audit committee and is a member of the compensation committee. She is also a director of Tronox Limited (NYSE: TROX), a chemical company, where she chairs the audit committee and is a member of the compensation and human resource committees. Additionally, she also serves on the privately-held board of Hearthside Food Solutions, a producer of high-quality snack food products and packaging services.

Key Attributes, Experiences, and Skills.    Ms. Jones brings thirty years of accounting and finance skills, in industries ranging from consumer goods, industrial manufacturing, supply chain management and software. She served as a public company CFO for ten years at two different global companies. Ms. Jones has significant finance, financial reporting, and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable financial expertise.

Nordson Committees.    None

Nordson Corporation – 2020 Proxy Statement	| 13

JOSEPH P. KEITHLEY	Director Since: 2001	Age: 71

Director Qualifications:

CEO Experience, Financial Management Expertise, Global Business Management, Corporate Governance

Independent Director

Other Public Boards:

Axcelis Technologies, Inc. (Nasdaq: ACLS)

Retired President and Chief Executive Officer, Keithley Instruments, Inc.

Business Experience.    Mr. Keithley served as chair of the board of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications, and electronics industries, from 1991 until December 2010 when Keithley Instruments was purchased by Danaher Corporation (NYSE: DHR). He also served as Keithley Instruments’ chief executive officer from November 1993 to December 2010, as president from May 1994 to December 2010, and as a member of its board of directors from 1986 until December 2010.

Current Directorships.    Mr. Keithley is a director of Axcelis Technologies, Inc. (Nasdaq: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Key Attributes, Experiences, and Skills.    Mr. Keithley previously served as chair of our Board, as chair of the board of Keithley Instruments, and as a director of Materion Corporation (NYSE: MTRN), an integrated producer of high performance engineered materials used in a variety of electrical, electronic, thermal, and structural applications. Mr. Keithley brings extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments to his role as a member of our Board. Among other things, Mr. Keithley draws upon his extensive knowledge of the global semiconductor and electronics industries garnered while leading Keithley Instruments. Mr. Keithley also has extensive public company board and governance experience.

Nordson Committees.    Audit, Governance & Nominating

14 |	Nordson Corporation – 2020 Proxy Statement

MICHAEL J. MERRIMAN, JR.	Director Since: 2008	Age: 63

Director Qualifications:

CEO Experience, Financial Management Expertise, Global Business Management, Investor Relations

Independent Director

Other Public Boards:

Regis Corporation

(NYSE: RGS)

OMNOVA Solutions Inc. (NYSE: OMN)

Strategic Advisor, Resilience Capital Partners

Business Experience.    Mr. Merriman has served as Chair of our Board since February 2018. Mr. Merriman was an operating advisor of Resilience Capital Partners LLC, a private equity firm focused on principal investing in lower, middle-market underperforming and turnaround opportunities from June 2008 until June 2017, and currently serves on the board of one of Resilience’s portfolio companies. Mr. Merriman is also a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as president and chief executive officer of Lamson & Sessions Co. (formerly, NYSE: LMS), a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes, from November 2006 to November 2007. Mr. Merriman served as senior vice president and chief financial officer of American Greetings Corporation (formerly, NYSE: AM), a designer, manufacturer and seller of greeting cards and other social expression products, from September 2005 until November 2006.

Current Directorships.    Mr. Merriman is a director of Regis Corporation (NYSE: RGS), a company that owns, franchises, and operates beauty salons, hair restoration centers and cosmetology education facilities; and of OMNOVA Solutions Inc. (NYSE: OMN), a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial, and residential end uses.

Key Attributes, Experiences, and Skills.    Mr. Merriman was a director of Invacare Corporation (NYSE: IVC), a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles from May 2014 until May 2018, and a director of American Greetings from 2006 through August 2013, when American Greetings became a private company. Mr. Merriman also served as a director of RC2 Corporation (formerly, Nasdaq: RCRC), a manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011.

Mr. Merriman’s prior experience as a public company chief executive officer and chief financial officer and his current service on the boards of directors of two publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, product development expertise, and investor relations. Mr. Merriman has significant finance, financial reporting, and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable financial expertise.

Nordson Committees.    Compensation, Executive

Nordson Corporation – 2020 Proxy Statement	| 15

MARY G. PUMA	Director Since: 2001	Age: 62	Director Qualifications: CEO Experience, Business Strategy and Operations Expertise, Corporate Governance Independent Director Other Public Boards: Axcelis Technologies, Inc. (Nasdaq: ACLS)
President and Chief Executive Officer, Axcelis Technologies, Inc.

Business Experience.    Ms. Puma is president and chief executive officer of Axcelis Technologies, Inc. (Nasdaq: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry. Ms. Puma has served as chief executive officer of Axcelis since January 2002. She also served as Axcelis’ president and chief operating officer from 2000 until January 2002, where she played an instrumental role in Axcelis’ spin off from Eaton Corporation (NYSE: ETN), a global diversified industrial manufacturer. Ms. Puma was general manager and vice president of the Implant Systems Division of Eaton from 1998 to 2000.

Current Directorships.    Ms. Puma is a director of Axcelis. From May 2005 to May 2015, Ms. Puma was chair of the board of Axcelis.

Key Attributes, Experiences, and Skills.    Ms. Puma contributes extensive executive management experience in an international, technology-driven business and possesses a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience in compensation and talent management planning matters to our Compensation Committee.

Nordson Committees.    Compensation, Governance & Nominating, Executive

Present Directors with Terms Expiring in 2021

ARTHUR L. GEORGE, JR.	Director Since: 2012	Age: 58

Director Qualifications:

Business Strategy and Operations Expertise, Global Business Management, Technology Expertise

Independent Director

Other Public Boards:

Axcelis Technologies, Inc. (Nasdaq: ACLS)

Retired Senior Vice President, Texas Instruments Inc.

Business Experience.    Mr. George served as senior vice president and manager, Analog Engineering Operations of Texas Instruments Incorporated from 2011 until his retirement in March 2014. Texas Instruments (Nasdaq: TXN) is one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing, and wireless technologies. Mr. George was senior vice president and worldwide general manager, High Performance Analog of Texas Instruments from 2006 to 2011.

Current Directorships.    Mr. George is a director of Axcelis Technologies, Inc. (Nasdaq: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.

Key Attributes, Experiences, and Skills.    Mr. George brings to the Board significant executive and general management experience as well as extensive operational and new product development experiences in high technology markets. Mr. George’s experience with high performance analog products used in a wide range of industrial products gives him insight on a diverse set of industries and affords the Board a unique perspective in identifying strategic and tactical risks attendant to the semiconductor electronics market.

Nordson Committees.    Audit

16 |	Nordson Corporation – 2020 Proxy Statement

FRANK M. JAEHNERT	Director Since: 2012	Age: 62

Director Qualifications:

CEO Experience, Financial Management Expertise, Business Strategy & Operations

Independent Director

Other Public Boards:

Briggs & Stratton Corporation

(NYSE: BGG)

Itron, Inc.

(Nasdaq: ITRI)

Retired President and Chief Executive Officer, Brady Corporation

Business Experience.    Mr. Jaehnert served as chief executive officer and president of Brady Corporation (NYSE: BRC), a leading provider of high performance labels and signs, safety devices, printing systems, and software, from April 2003 through October 2013. Mr. Jaehnert has been the chief executive officer and president of a global manufacturing business. He also served as chief financial officer of that business. His prior work experience includes various financial positions in Germany and in the United States for Robert Bosch GmbH, an international manufacturer of automotive, communications, industrial, and consumer products.

Current Directorships.    Mr. Jaehnert is a director of Briggs & Stratton Corporation (NYSE: BGG), a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. He is also a director of Itron, Inc. (Nasdaq: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water and providing comprehensive solutions that measure, manage, and analyze energy and water.

Key Attributes, Experiences, and Skills.    Mr. Jaehnert served as a director of Brady from April 2003 through October 2013. Mr. Jaehnert received the equivalent of a master of business administration degree from the University of Stuttgart, Germany, and has been designated as a “financial expert” on the Audit Committee, as described under the “Committees of the Board of Directors” section of this Proxy Statement. Mr. Jaehnert’s experience as head of a diversified international business and his expertise in finance and operations enable him to make significant contributions to discussions regarding the Company’s strategy and the activities of the Audit Committee.

Nordson Committees.    Audit, Executive

Present Directors with Terms Expiring in 2022

LEE C. BANKS	Director Since: 2010	Age: 57	Director Qualifications: Business Strategy & Operations Expertise, Merger & Acquisition Experience, Global Business Independent Director Other Public Boards: Parker-Hannifin Corporation (NYSE: PH)
President and Chief Executive Officer, Parker-Hannifin Corporation

Business Experience.    Mr. Banks has been president and chief operating officer of Parker-Hannifin Corporation (NYSE: PH), the world’s leading diversified manufacturer of motion and control technologies and systems, since February 2015. Mr. Banks served as executive vice president and operating officer of Parker-Hannifin from 2008 to 2015 and senior vice president and operating officer of Parker-Hannifin from 2006 to 2008.

Current Directorships.    Mr. Banks is a director of Parker-Hannifin.

Key Attributes, Experiences, and Skills.    As a senior executive and director of a global corporation, Mr. Banks provides the Board with significant executive general management and operational experiences and a unique perspective in identifying governance, strategic, and tactical risks attendant to a multi-national sales, distribution, manufacturing, and operational footprint.

Nordson Committees.    Compensation

Nordson Corporation – 2020 Proxy Statement	| 17

RANDOLPH W. CARSON	Director Since: 2009	Age: 69	Director Qualifications: Business Strategy & Operations Expertise, Financial Management Experience, Global Business Independent Director Other Public Boards: None
Retired Chief Executive Officer, Eaton Corporation’s Electrical Group

Business Experience.    From 2000 to 2009, Mr. Carson served as chief executive officer of Eaton Corporation’s Electrical Group (NYSE: ETN). Eaton is a global, diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution, and control. Mr. Carson retired from Eaton in May 2009 following ten years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International (formerly, NYSE: ROK).

Current Directorships.    Mr. Carson is a director of Southwire Company, LLC, the leading North American supplier of wire and cable products.

Key Attributes, Experiences, and Skills.    Mr. Carson served as a director of Fairchild Semiconductor International, Inc. (formerly, Nasdaq: FCS), a leading global manufacturer of semiconductor devices, until September 2016, when ON Semiconductor Corporation (Nasdaq: ON) acquired Fairchild. Mr. Carson served as chair of the board of GrafTech International, Ltd. (NYSE: EAF), a global manufacturer of carbon and graphite products, prior to GrafTech becoming an indirect wholly-owned affiliate of Brookfield Asset Management Inc. (NYSE: BAM) (TSX: BAM.A) (Euronext: BAMA).

Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique insight to our Board with respect to meeting marketplace challenges, implementing Lean and other productivity initiatives, integrating business units, and anticipating and planning for commercial risk and uncertainties. Together with his experience, strategic vision, and understanding of financial accounting and financial matters, our Board believes Mr. Carson is well qualified to serve as a member of our Board. Mr. Carson’s public company board experience contributes to his familiarity with current issues and his ability to identify and address matters that come before the Governance & Nominating and Audit Committees on which he serves.

Nordson Committees.    Audit, Governance & Nominating

VICTOR L. RICHEY, JR.	Director Since: 2010	Age: 62	Director Qualifications: CEO Experience, Business Strategy & Operations Expertise, Public Company Board Independent Director Other Public Boards: ESCO Technologies Inc. (NYSE: ESE)
Chair, President, and Chief Executive Officer, ESCO Technologies Inc.

Business Experience.    Mr. Richey has been chair of the board, president, and chief executive officer of ESCO Technologies Inc. (NYSE: ESE) since 2003. ESCO Technologies manufactures highly-engineered filtration and fluid control products for the aviation, space, and process markets worldwide, is the industry leader in RF shielding and EMC test products, provides diagnostic instruments, software, and services for the benefit of the electric utility industry and industrial power users, and produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets.

Current Directorships.    Mr. Richey is chair of the board of ESCO Technologies.

Key Attributes, Experiences, and Skills.    Our Board believes Mr. Richey provides a breadth of skills critical to the Board’s ability to discharge its oversight responsibility. Mr. Richey has extensive experience as chair, president, and chief executive officer of a diversified global producer and marketer of technology, and he has significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry.

Nordson Committees.    Compensation, Governance & Nominating, Executive

18 |	Nordson Corporation – 2020 Proxy Statement

No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2020 Annual Meeting.

Cumulative Voting

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, an Executive Vice President, or the Secretary of Nordson of a desire to have cumulative voting. The notice must be received at least 48 hours before the time set for the Annual Meeting, and an announcement of the notice must be made at the beginning of the meeting by the Chair or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that the shareholder is voting. Shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

To date, we have not received a notice from any shareholder of his, her, or its intention to request cumulative voting.

Majority Voting Policy

The Director nominees receiving the greatest number of votes will be elected (plurality standard). However, our majority voting policy states that any Director who fails to receive a majority of the votes cast in his/her favor is required to submit his/her resignation to the Board. The Governance & Nominating Committee of the Board would then consider each resignation and determine whether to accept or reject it. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

The Board of Directors recommends that

you vote “FOR” all nominees as directors.

Proxies received by the Board will be voted for all nominees unless shareholders specify a contrary vote.

Nordson Corporation – 2020 Proxy Statement	| 19

CORPORATE GOVERNANCE

Corporate Governance Documents

The following corporate governance documents are available at: www.nordson.com/en/our-company/corporate-governance.

•	Governance Guidelines

•	Committee Charters

•	Director Recruitment and Performance Guidelines

•	Conflict Minerals Policy
•	Related Persons Transaction Policy

•	Share Ownership Guidelines

•	Code of Ethics and Business Conduct

•	Code of Ethics for Suppliers and Third-Party Providers

The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board committees. The Annual Report to Shareholders, which includes the 2019 Annual Report and this Proxy Statement, are available at: www.nordson.com/investors. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Nordson Corporation, Attn: Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145. The information in, or that can be accessed through, our internet site is not part of this Proxy Statement, and all references herein to our internet site are for reference purposes only.

Director Independence

In accordance with the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and our Governance Guidelines, the Board must consist of a majority of independent directors. The Board has determined that Mses. Puma and Jones, and Messrs. Banks, Carson, George, Jaehnert, Keithley, Merriman, and Richey each satisfy the definition of “independent director” under these listing standards. Mr. Nagarajan is not an independent director because he serves as our President and Chief Executive Officer. In addition, Mr. Hilton, who served as a director during the 2019 fiscal year and retired from the Board effective December 31, 2019, was determined not to be an independent director because he served as our President and Chief Executive Officer until August 1, 2019. Our Governance Guidelines also require that our Audit, Compensation, and Governance & Nominating Committees each be comprised of independent directors who meet all of the independence and experience requirements of Nasdaq.

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Nordson. When assessing the “materiality” of a director’s relationship with Nordson, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation. Where an affiliation is present, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Nordson as those prevailing at the time from unrelated parties for comparable transactions. With respect to Audit Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Nordson. With respect to Compensation Committee members, the Board must consider, in addition to the general independence requirements described above, the source of compensation of such directors, including any consulting, advisory or other compensatory fee paid by Nordson to the directors, and whether such directors are affiliated with Nordson, a subsidiary of Nordson or an affiliate of a subsidiary of Nordson.

As part of our commitment to ensuring director independence, we have a monitoring and reporting program with respect to purchases of products supplied by, or to, a company which may employ a director or which may have a director serving on its board to ensure the avoidance of any conflicts of interest resulting from our relationship. All transactions and relationships evaluated by the Board involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer or director. The table below describes the transactions and relationships the Board considered in 2019 and, in each case, the amounts

20 |	Nordson Corporation – 2020 Proxy Statement

involved were less than the greater of $1 million or 2% of our and the recipient’s respective annual revenues in each of the last three years. Ginger M. Jones is not included in the table because she did not serve as a director in 2019.

Director / Nominee	Entity and Relationship	Transactions	% of Entity’s Annual Revenues in each of the last 3 years

Lee C. Banks	Parker-Hannifin Corporation President and Chief Operating Officer	We sell products to and purchase products from Parker-Hannifin Corporation.	Less than 1%

Arthur L. George, Jr.	Axcelis Technologies, Inc. Director	We sell products to Axcelis Technologies, Inc.	Less than 1%

Frank M. Jaehnert	Briggs & Stratton Director	We sell products to Briggs & Stratton.	Less than 1%

Frank M. Jaehnert	Itron, Inc. Director	We sell products to Itron, Inc.	Less than 1%

Joseph P. Keithley	Axcelis Technologies, Inc. Director	We sell products to Axcelis Technologies, Inc.	Less than 1%

Sundaram Nagarajan	Sonoco Products Company Director	We sell products to and purchase products from Sonoco Products Company.	Less than 1%

Mary G. Puma	Axcelis Technologies, Inc. President and Chief Operating Officer	We sell products to Axcelis Technologies, Inc.	Less than 1%

Victor L. Richey	ESCO Technologies Inc. Director	We sell products to and purchase products from ESCO Technologies Inc.	Less than 1%

Based on this review and the information provided in response to annual questionnaires completed by each independent director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director and director nominee (i) has no material relationship with Nordson, (ii) satisfies all of the Nasdaq independence standards and our independence standards, and (iii) is independent, with the exception of Sundaram Nagarajan, who is an employee director, and Michael Hilton, who served as a director during the 2019 fiscal year until his retirement on December 31, 2019 and was an employee director. The Board has also determined that each member of its Audit, Compensation, and Governance & Nominating Committees is an independent director. For more information on our review standards for related party transactions, see “Review of Transactions with Related Persons” below.

Director Qualifications

Through its selection and vetting process, the Governance & Nominating Committee seeks not only to identify directors that meet basic criteria, but also to enhance the diversity of the Board in such areas as professional experience, race, gender, ethnicity, and age and to obtain a variety of occupational, educational, and personal backgrounds on the Board in order to provide a range of viewpoints and perspectives. As a whole, we believe that the Board should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. Diversity of background includes racial and gender diversity. As of our record date, forty percent of our independent directors are women or racially diverse individuals.

The Governance & Nominating Committee also periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, considering the Company’s current situation and strategic plans. We believe that this focus on finding qualified directors from diverse backgrounds has allowed the Company to assemble a Board comprised of directors of the highest caliber and with a wide range of viewpoints.

Nordson Corporation – 2020 Proxy Statement	| 21

Consideration of Director Candidates Recommended by Shareholders

Under its charter, the Governance & Nominating Committee is responsible for vetting shareholder nominations of directors. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. For more information on how a shareholder can recommend a candidate, see the “Questions and Answers About the Annual Meeting and These Proxy Materials” section of this proxy statement.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) that applies to all Nordson directors, officers, employees, and its subsidiaries, wherever located. Our Code contains the general guidelines and principles for conducting Nordson’s business consistent with the highest standards of business ethics. Our Code embodies our five guiding values, which form the foundation of our Company: Integrity, Excellence, Passion for Our Customers, Energy, and Respect for People. Our employees are expected to report all suspected violations of Company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chair of the Board or a presiding independent director if the Chair is not an independent director. The Governance Guidelines set forth the responsibilities of the Chair of the Board and the Presiding Director when the Chair of the Board is not an independent director. At present, the Chair of the Board position is separate from the Chief Executive Officer position. The Board’s role in risk oversight does not affect the Board’s leadership structure.

We believe that separating the Chair of the Board and Chief Executive Officer positions provides independent oversight of management while permitting our Chief Executive Officer to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing and mentoring our future leaders, and promoting employee engagement at all levels of the organization. Our independent Chair of the Board leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with our Chief Executive Officer), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and our Chief Executive Officer between Board meetings, and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

Meetings of the Board of Directors

The Board held eight meetings during 2019. In addition, there were a total of twenty-two meetings of our committees. Nordson’s policy is to require attendance and active participation by directors at Board and committee meetings. In 2019, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees on which he or she served (during the period that he or she served). Directors are encouraged to attend the Annual Meeting. All of Nordson’s directors then serving at the time attended the 2019 Annual Meeting of Shareholders held on February 26, 2019.

Executive Sessions of Independent Directors

Pursuant to our Governance Guidelines, independent directors meet in regularly scheduled executive sessions without management. The Chair of the Board (or, when our Chair is not an independent director, the Presiding Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the independent directors at any time with appropriate notice.

22 |	Nordson Corporation – 2020 Proxy Statement

Risk Oversight

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities and oversees areas of material risk, which may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. The Company has established an enterprise risk framework for identifying, aggregating, and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping, and control evaluation management by its internal auditor.

The involvement of the Board in assessing our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for Nordson. The Board regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, our Board committees each oversee certain aspects of risk management as presented below:

Audit Committee	Compensation Committee	Governance & Nominating Committee
Risks associated with financial matters, particularly financial reporting, accounting, disclosure, cybersecurity, and internal controls.	Risks associated with the establishment and administration of executive compensation and equity-based compensation programs and performance management of officers.	Risks associated with Board independence, effectiveness and organization, corporate governance matters, and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters.

The Audit and Compensation Committees rely also on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work, and executive compensation policies and practices. The Board is updated on each committee’s risk oversight and other activities via meeting reports from each committee chair to the full Board at each Board meeting.

Like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Audit Committee, with input from management, identifies, assesses and monitors the Company’s cybersecurity and other information technology risks and threats and the measures implemented by the Company to mitigate and prevent cyberattacks, and the Board receives periodic reports from the Audit Committee on the Company’s cybersecurity program.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions between the Company and its subsidiaries and certain persons that are required to be disclosed in proxy statements, which are commonly referred to as “related persons transactions.” Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals. Under the written policy, Nordson’s Audit Committee is responsible for reviewing any related persons transactions and will consider factors it deems appropriate, including but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. To the extent any member of the Audit Committee is involved in any transaction under review, such member recuses themselves.

Nordson Corporation – 2020 Proxy Statement	| 23

We have a monitoring and reporting program with respect to transactions with products supplied by, or to, a company which may employ a director or which may have a director serving on its board, to ensure the avoidance of any conflicts of interest resulting from our relationship. This program includes all such transactions collectively over $120,000 in one annual period. Under the program, we reviewed transactions with all companies which employ a director or have one of our directors serving as a member of its board. The review determined that any related persons transactions were neither material nor significant to either Nordson or the respective director’s company based on our written policy and the guidelines set forth in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. All such transactions were conducted at arms-length. Information on the related persons transaction review is set forth under the caption “Director Independence” above.

The Board’s Role in Talent Development

A primary Board responsibility is to ensure that we have the appropriate management talent to successfully execute our strategies. Our Board believes that effective talent development is critical to Nordson’s continued success. Our Board’s involvement in leadership development and succession planning is systematic and ongoing. The Board plans for CEO succession and oversees management’s planning for succession of other key executive positions. Our Board calendar includes at least one meeting each year during which the Board conducts a detailed review of the Company’s talent strategies, leadership pipeline, and succession plans for key executive positions. The Compensation Committee oversees the process of succession planning and implements programs to retain and motivate key talent. To assist the Board, the CEO annually provides the Board with an in-depth assessment of senior managers and their potential to succeed to the position of CEO or other key executive positions.

Self-Assessments

On a regular basis, the Board conducts a self-assessment of the Board as a whole to determine, among other matters, whether the Board is functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. Each committee of the Board also conducts a self-assessment of the committee’s effectiveness. The Board considers this process to be the primary means of determining whether incumbent directors continue to demonstrate the attributes that should be reflected on the Board, or whether changes to membership are appropriate.

24 |	Nordson Corporation – 2020 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees – Audit Committee, Compensation Committee, and Governance & Nominating Committee – and an Executive Committee. Respective committee functions, memberships and number of meetings held during fiscal year 2019 are listed below. All members of the Audit Committee, Compensation Committee, and Governance & Nominating Committee are independent under the independence standards of Nasdaq and our Governance Guidelines. A more detailed discussion of the purposes, duties, and responsibilities of the committees is found in the respective committee charters which are available at: www.nordson.com/en/our-company/corporate-governance.

AUDIT	COMPENSATION	GOVERNANCE & NOMINATING
Function	Function	Function

•  Reviewing the proposed audits (including both independent and internal audits) for each fiscal  year, the results of these audits, and the adequacy of our systems of internal accounting control;

•  Appointing, compensating, and overseeing the independent auditors for each fiscal year;

•  Establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters; and

•  Reviewing and approving all related-persons transactions.

•  Providing oversight of cyber security risks.

•  Reviewing and approving compensation for our executive officers;

•  Administering the incentive and equity participation plans under which we compensate  our executive officers;

•  Providing oversight to executive talent and management succession planning, other than chief executive officer succession, which is a responsibility of the entire Board; and

•  Overseeing the strong links between executive compensation and performance of our business by (i) holding executive sessions (without management present) at every regularly scheduled committee meeting; (ii) engaging an independent compensation consultant to advise on executive compensation issues, including peer benchmarking data; (iii) examining peer group compensation structures, goals, and financial performance; and (iv) basing incentive/variable pay on the achievement of financial and operating performance goals to foster alignment with shareholder interests.

•  Assisting the Board by identifying individuals qualified to serve as directors, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•  Reviewing and recommending to the Board qualifications for committee membership and committee structure and operations;

•  Recommending to the Board directors to serve on each committee and a chair for such committee;

•  Developing and recommending to the Board a set of corporate governance policies and procedures;

•  Developing, administering, and overseeing the self-assessment process for the Board and its committees;

•  Overseeing management’s development of an orientation program for new directors; and

•  Reviewing Director’s compensation.

Members	Members	Members
Frank M. Jaehnert* Randolph W. Carson Arthur L. George Jr. Joseph P. Keithley	Mary G. Puma* Lee C. Banks Michael J. Merriman Jr. Victor L. Richey	Victor L. Richey* Randolph W. Carson Joseph P. Keithley Mary J. Puma
Meetings	Meetings	Meetings
9	5	8

*	Committee chair

The Board has designated Mr. Jaehnert, who is an independent director under the Nasdaq listing standings and the SEC’s audit committee requirements, as an “audit committee financial expert” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. Shareholders should understand that the designation of Mr. Jaehnert as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon him any duties, obligations, or liabilities that are greater than those imposed on him as members of the Audit Committee and the Board in the absence of such designation.

The Audit Committee has confirmed Ernst & Young LLP’s independence from management and the Company, including compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at page 84 of this Proxy Statement.

Nordson Corporation – 2020 Proxy Statement	| 25

DIRECTOR COMPENSATION

Objectives of Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are (1) to effectively represent the long-term interests of our shareholders and (2) to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity, and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in the form and timing of payments.

Elements of Director Compensation

•	We believe that the following components of our director compensation program support the objectives above:

•	We provide cash compensation through retainers for Board and committee service, as well as additional cash retainers to the Chair of the Board and chairs of our standing Board committees.

•

We do not provide Board and committee meeting fees. Compensating our directors in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the Board. The additional retainers compensate directors for the additional responsibilities and time commitments involved with chair responsibilities.

•	All of the non-employee directors receive annual awards of restricted share units which vest 100% on the last day of the fiscal year.

•

As a practice, we do not grant securities to address any decrease in the market value of equity securities granted as compensation or held, directly or indirectly, by any officer, director, or other employee.

•	We pay for, provide, or reimburse directors for expenses incurred to attend Board and committee meetings and director education programs.

•	Directors do not have a retirement plan but are afforded business travel and accident insurance coverage.

Determining Director Compensation.    The Governance & Nominating Committee of the Board provides oversight on director compensation. The Committee oversees, reviews, and reports to the Board on director compensation. The Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board for its approval. The Committee is assisted in performing its duties by Exequity LLP (“Exequity”), the Compensation Committee’s independent compensation consultant.

Exequity’s review for 2019 consisted of an analysis of competitive market data from a selected peer group of companies. The peer group is consistent with the peer group Exequity used for the executive compensation review conducted during 2019.

26 |	Nordson Corporation – 2020 Proxy Statement

The components and respective amounts of non-employee director compensation for fiscal year 2019 were:

ANNUAL DIRECTOR COMPENSATION(1)	ANNUAL CHAIR COMPENSATION
	Chair of the Board	$75,000
	Audit Committee Chair	$15,000
	Compensation Committee Chair	$12,500
	Governance & Nominating Committee Chair	$10,000

(1)	The number of restricted share units granted is determined by the closing share price on the date of grant.

Annual Cash Retainer.    The cash retainers are paid in equal quarterly installments. Generally, for directors who join the Board after the commencement of a fiscal year, the annual retainer is prorated based on the number of months remaining in the fiscal year.

Annual Equity Award.    Restricted share unit awards are granted annually and are effective the first business day of the fiscal year. The awards vest 100% on the last day of the fiscal year. If a director retires from the Board prior to the vesting date, restricted share units are forfeited on a pro-rata basis, based on the number of months served prior to retirement. If a director is elected by the Board or shareholders after the commencement of a fiscal year, generally, the restricted share unit award is prorated based on the number of months remaining in the fiscal year. If restricted share units are not deferred, then the units and accrued dividend equivalents convert to Nordson common shares on a one-for-one basis on the vesting date.

Deferred Compensation Program.    Under the directors deferred compensation plan, non-employee directors may defer all or a portion of their annual cash retainer into a non-qualified, unfunded deferred compensation account in the form of deferred cash or share equivalent units. Amounts deferred (i) as cash will earn a return based on the 10-year Treasury bill constant maturity interest rate, or (ii) as share equivalent units will earn a return based on our common share price and accrued dividend equivalents. We do not pay above market or preferential interest rates under this deferred compensation plan.

Directors may elect to defer the receipt of restricted share units prior to the grant date. If receipt is deferred, the restricted share units and accrued dividend equivalents will convert to share equivalent units on a one-for-one basis on the vesting date and are not subject to forfeiture.

After retirement from our Board, the share equivalent units and any cash retainers that were deferred as share equivalent units are paid out in our common shares in predetermined quarterly installments over a four-year period. Any cash retainers that were deferred as cash, and accrued interest thereon, will be paid out in cash in predetermined quarterly installments over a four-year period.

Share Ownership Guidelines.    The Board believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares. Shares held in the form of share equivalent units or restricted share units qualify as shares owned under the guidelines. Newly elected directors have five years within which to achieve the share ownership requirement. All non-employee directors, except for Ms. Jones, currently meet the guidelines. Ms. Jones was elected November 26, 2019 and has five years to achieve her ownership requirement, per the governance guidelines.

Nordson Corporation – 2020 Proxy Statement	| 27

Charitable Gifts Matching Program.    Current and retired non-employee directors may participate in our charitable matching gift program that is available to all current and retired employees. Directors Banks, George, Jaehnert, Keithley, Puma, and Richey, Jr. participated in this program in fiscal year 2019. During fiscal year 2019, we made matching contributions totaling $56,750 under this program.

Indemnity Agreements.    We have indemnification agreements for directors in order to attract and retain highly qualified candidates to serve as our directors. The indemnification agreements are intended to secure the protection for our directors contemplated by our Regulations and to the full extent permitted by Ohio law.

Director Compensation Table for Fiscal Year 2019

The following table sets forth the total compensation of each non-employee director for services provided as a director for 2019. Ms. Jones did not receive any compensation during 2019 because she was appointed to our Board after the 2019 fiscal year ended.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)

Lee C. Banks	80,000	130,000	11,523	221,523

Randolph W. Carson	80,000	130,000	25,972	235,972

Arthur L. George, Jr.	80,000	130,000	20,489	230,489

Frank M. Jaehnert	95,000	130,000	7,830	232,830

Joseph P. Keithley	80,000	130,000	80,230	290,230

Michael J. Merriman, Jr. (3)	155,000	130,000	47,894	332,894

Mary G. Puma	92,500	130,000	20,070	242,570

Victor L. Richey, Jr.	90,000	130,000	30,913	250,913

(1)

This column represents the grant date fair value of the restricted share unit awards as calculated under FASB ASC Topic 718 and do not reflect whether the recipient has actually received a financial gain from these awards. The assumptions made in valuing share awards reported in this column for 2019 are discussed in Note 14 Stock-based Compensation in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2019.

(2)

This column includes the value of dividends on restricted shares, restricted share units, and share equivalent units, premiums for business travel accident insurance, and matching charitable gifts made during 2019.

(3)

Mr. Merriman participates in our company-sponsored health care plan under a legacy program which affords health care coverage to a non-employee director on the same terms as our employees. We imputed $17,858 in income to Mr. Merriman for insurance premiums for coverage based on the full COBRA premium value for 2019. No other non-employee directors participate in this legacy, and now discontinued, program.

28 |	Nordson Corporation – 2020 Proxy Statement

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year Ending October 31, 2020

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2019. The Audit Committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending October 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

As provided in the Audit Committee’s charter, the Audit Committee is responsible for directly appointing, retaining, terminating, and overseeing our independent registered public accounting firm. Our Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young LLP and its personnel, and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services and audit-related services, if any, together with specific details regarding such services anticipated being required for such fiscal year including, as available, estimated fees. The Audit Committee reviews the services provided to date and actual fees against the estimates and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal years 2018 and 2019 were approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chair of the Audit Committee to approve such engagement. Any such approval by the chair is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, approval of any engagement by the Audit Committee or the chair of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional approval is required before any fees can exceed approved fees for any such specifically-approved services.

Nordson Corporation – 2020 Proxy Statement	| 29

Fees Paid to Ernst & Young LLP

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2019 and October 31, 2018:

Services	Fiscal Year 2019	Fiscal Year 2018

Audit Fees(1)	$2,037,900	$2,204,684

Audit-Related Fees(2)	$—	$18,000

Other Fees	$—	$—

Total Fees	$2,037,900	2,222,684

(1)

Audit services of Ernst & Young LLP consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of internal control over financial reporting, and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations, and services related to SEC registration statements.

RECOMMENDATION REGARDING PROPOSAL 2:

The Board of Directors recommends that

you vote “FOR” ratification of the Audit Committee’s

appointment of Ernst & Young LLP as our independent

registered public accounting firm for the fiscal year ending

October 31, 2020.

30 |	Nordson Corporation – 2020 Proxy Statement

SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, DIRECTOR

NOMINEES, EXECUTIVE OFFICERS, AND LARGE BENEFICIAL OWNERS

The following table sets forth the number and percentage of issued and outstanding Nordson common shares beneficially owned as of January 2, 2020 by directors, director nominees, each named executive officer, and all directors and executive officers as a group. There were 57,740,521 shares of common stock outstanding as of January 2, 2020. The business address for matters related to Nordson for each of our directors, director nominees, and executive officers is 28601 Clemens Road, Westlake, Ohio, 44145.

This beneficial ownership information is based on information furnished by the directors, director nominees, and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares	Direct Ownership(1)	Employee Plan(2)	Right to Acquire(3)	Restricted Share Units and Share Equivalent Units(4)

Lee C. Banks, Director	15,771	*	15,771	—	—	—

Randolph W. Carson, Director	27,981	*	13,129	—	—	14,852

Arthur L. George, Jr., Director	8,403	*	—	—	—	8,403

Frank M. Jaehnert, Director	14,826	*	12,209	—	—	2,617

Ginger M. Jones, Director	1,000	*	1,000	—	—	—

Joseph P. Keithley, Director	49,563	*	—	—	—	49,563

Michael J. Merriman, Jr., Chair of the Board	23,807	*	2,701	—	—	21,106

Mary G. Puma, Director	18,893	*	16,397	—	—	2,496

Victor L. Richey, Jr., Director	14,684	*	—	—	—	14,684

Sundaram Nagarajan, President and Chief Executive Officer, and Director	7,097	*	—	—	—	7,097

Gregory A. Thaxton, Executive Vice President and Chief Financial Officer	134,368	*	9,357	8,710	84,100	32,202

John J. Keane, Executive Vice President	105,916	*	29,268	908	60,875	14,866

Gregory P. Merk, Executive Vice President	110,227	*	39,289	369	56,100	14,469

Jeffrey A. Pembroke, Executive Vice President	39,900	*	7,369	141	22,150	10,241

Michael F. Hilton, Former President and Chief Executive Officer, and Former Director	403,322	*	7,387	—	250,650	145,285

Directors, director nominees, and executive officers as a Group (20 persons)	1,158,487	2.01%	199,506	13,788	320,185	221,686

*	Less than 1%

Nordson Corporation – 2020 Proxy Statement	| 31

(1)

Except as otherwise stated, beneficial ownership of the shares held by each of the directors, director nominees, and executive officers consists of sole voting power and/or sole investment power, or of voting power and investment power that is shared with the spouse of the director, director nominee, or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 1, 2020.

(4)

This column shows the direct share unit ownership held by directors and director nominees, either as deferred or non-deferred, and executive officers under the deferred compensation plans described in this Proxy Statement.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our common shares as of January 2, 2020.

Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares

The Vanguard Group, Inc.(1)	4,962,966	8.6%

BlackRock, Inc.(2)	4,705,381	8.1%

Massachusetts Financial Services Company(3)	4,423,478	7.6%

Jennifer A. Savage(4)	4,034,537	7.0%

(1)

The information set forth is based solely on the Schedule 13G/A filed February 11, 2019 with the SEC by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, wherein it reported beneficial ownership of 4,962,966 shares and stated that it has sole voting power over 29,975 of the reported shares, sole investment power over 4,931,761 of the reported shares, shared voting power over 6,519 of the reported shares, and shared investment power over 31,205 of the reported shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 24,686 shares as a result of its serving as an investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,808 shares as a result of its serving as investment manager of Australian investment offerings.

(2)

The information set forth is based solely on the Schedule 13G/A filed February 6, 2019 with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, wherein it reported beneficial ownership of 4,705,381 shares and stated that it has sole voting power over 4,480,080 of the reported shares and sole investment power over all of the reported shares.

(3)

The information set forth is based solely on the Schedule 13G filed February 13, 2019 with the SEC by Massachusetts Financial Services Company, 111 Huntington Avenue, Boston MA 02199, wherein it reported beneficial ownership of 4,423,478 shares and stated that it has sole voting power over 4,351,496 of the reported shares and sole investment power over all of the reported shares.

(4)

The information set forth is based solely on the Schedule 13G/A filed January 22, 2019 with the SEC by Jennifer A. Savage, an individual, c/o Schneider Smeltz Spieth Bell LLP, 1375 East 9th Street, Suite 900, Cleveland, OH 44114, wherein she reported beneficial ownership of 4,034,537 shares and stated that she has sole voting and investment power over 2,788,526 of the reported shares and shared voting and investment power over 1,246,011 of the reported shares. According to the Schedule 13G/A, the amount of shares beneficially owned by Ms. Savage includes (a) 1,143,384 shares owned by Nord Irrevocable Trusts held for the benefit of Nord family descendants, of which Ms. Savage is the sole trustee, (b) 1,645,142 shares collectively owned by several GRATs and a CLAT, of which Ms. Savage is the sole trustee, (c) 892,536 shares owned by Eric T. Nord Trusts, of which Ms. Savage is a co-trustee, and (d) 353,475 shares owned by Nord Trusts held for the benefit of Nord family descendants, of which Ms. Savage is a co-trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as co-trustee.

We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our outstanding common shares to file reports of beneficial ownership and changes in beneficial ownership with the SEC, and to furnish copies of those reports to us. To our knowledge, based solely on a review of the Forms 3, 4, and 5 and amendments thereto with respect to fiscal year ended October 31, 2019, we believe that for the year 2019 all filing requirements were met on a timely basis.

32 |	Nordson Corporation – 2020 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

During our 2019 Annual Meeting, we asked our shareholders to approve the compensation of our named executive officers, commonly referred to as a “Say-on-Pay” vote. Approximately 97.95% of shareholder votes cast were in favor of our executive officer compensation program. We value the positive endorsement by our shareholders of our executive compensation policies and believe that the outcome signals our shareholders’ support of our executive compensation program. As a result, our Compensation Committee decided to retain our general approach to named executive officer compensation, with an emphasis on performance-based short and long-term incentive compensation that rewards our most senior executives when they deliver value for our long-term shareholders. At our 2017 Annual Meeting, our shareholders voted in favor of holding our “Say-on-Pay” vote annually, which our Board subsequently approved. Our next shareholder vote on the frequency of our “Say-on-Pay” vote is expected to be held at our 2023 Annual Meeting.

Nordson’s consistent long-term shareholder value creation is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our shareholders. In support of this belief, and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee urges you to consider the following factors:

WHAT WE DO

✓ Pay-for-Performance. A significant portion of executive pay is tied to key financial and operating measures that are disclosed to our shareholders.

✓ Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, Exequity LLP.

✓ Share Ownership Guidelines. There are restrictions on sales of vested awards until an executive officer has attained meaningful stock ownership of the Company.

✓ Peer Group Benchmarking. We review annually our compensation peer group and make adjustments as needed.

✓ Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity compensation.

✓ Market Competitive Compensation. Our compensation program is competitive within our peer group and recognizes evolving governance practices, which allows us to attract and retain key talent.

✓ Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

✓ Certify Performance. The Compensation Committee certifies performance based upon pre-established financial and operating measures before any incentive award payouts are made.

✓ Capped Award Payouts. Cash payments that can be earned under the Annual Cash Incentive Award, as well as shares under the longer-term Performance Share Incentive Award, are capped.

✓ Consistent Equity Award Policy. Equity awards are generally made on a consistent schedule (with exceptions for newly hired executives) and are not made in anticipation of significant developments that may impact the price of our common shares. Similarly, we do not time the release of material, non-public information based on equity award dates.

✓ Clawback Provisions in our Equity and Annual Cash Incentive Awards. Our Annual Cash Incentive Award and equity-based compensation awards are subject to recoupment and forfeiture (“clawbacks”) that allows the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the Annual Cash Incentive Award.

✓ Talent Management. We engage in an ongoing, rigorous review of executive talent and succession plans for key operating and corporate roles.

Nordson Corporation – 2020 Proxy Statement	| 33

WHAT WE DO NOT DO

×   No Significant Perquisites. The form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees. Our executive officers are reimbursed for airline club membership (up to two); financial, estate, and tax planning services (up to $5,000 a year); and executive physicals.

× No Above-Market or Preferential Earnings. We do not pay above-market or preferential earnings on non-qualified deferred compensation.

×   No Hedging, Pledging or Short Sales Transactions Permitted. We prohibit directors and executive officers from pledging Nordson common shares as collateral, trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of any Nordson securities.

× No Change-in-Control Severance Tax Gross-Ups. For executive officers elected after November 1, 2015, we have eliminated tax gross up on any severance benefits.

×   No Single-Trigger for Change-in-Control Severance Payments. Cash severance payments for our executive officers require a “double-trigger” — a change-in-control and involuntary termination without cause within two years following a change-in-control — and equity awards granted after December 27, 2017 under our Amended and Restated 2012 Stock Incentive and Award Plan (the “Plan) also provide for “double-trigger” vesting.

×   No Dividends or Dividend Equivalents on Unearned Performance Share Units. Performance share awards do not earn or pay dividends until the shares are earned, and for awards granted after December 27, 2017, dividends and dividend equivalents on time based awards are required to be deferred until vesting of the underlying awards.

×   No Excessive Dilution. We review ongoing awards, forfeitures, overhang levels (dilutive impact of equity compensation on our shareholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

× No Share Repricing. We prohibit repricing of underwater stock options and other awards without shareholder approval.

×   No Automatic Vesting. We require a minimum vesting period of at least one year for all types of awards granted under the Plan, with an exception for awards covering up to 5% of the Plan’s share reserve.

We encourage you to read the “Compensation Discussion and Analysis” of the Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Also, we encourage you to review the Summary Compensation Table and related compensation tables and narrative of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

We are asking our shareholders to indicate their support for compensation paid to our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and related narrative.”

This advisory resolution, commonly referred to as a “Say-on-Pay” resolution, is being presented to our shareholders for a vote pursuant to Section 14A of the Exchange Act and is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

RECOMMENDATION REGARDING PROPOSAL 3:

The Board of Directors recommends that,

on an advisory basis,

you vote “FOR” the approval of

the compensation of our named executive officers.

34 |	Nordson Corporation – 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

All references in this Compensation Discussion and Analysis section of the Proxy Statement to “year” or “years” are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, our compensation decision process, and the elements of our executive compensation program for our named executive officers for 2019. They are:

Sundaram Nagarajan	President and Chief Executive Officer

Gregory A. Thaxton	Executive Vice President, Chief Financial Officer

John J. Keane	Executive Vice President

Gregory P. Merk	Executive Vice President

Jeffrey A. Pembroke	Executive Vice President

Michael F. Hilton	Senior Advisor, Former President and Chief Executive Officer

As part of our normal succession planning process and as a result of a robust search, the Board of Directors appointed Mr. Nagarajan as our President and Chief Executive Officer, effective August 1, 2019. On the same day, Mr. Hilton ceased as President and Chief Executive Officer and became Senior Advisor to the Company. Unless otherwise stated, all references in this Compensation Discussion and Analysis to CEO Compensation for 2019 reflect Mr. Nagarajan’s compensation (annualized where noted) because he was our Chief Executive Officer on October 31, 2019.

On December 12, 2019, we announced Mr. Thaxton’s plans to retire in 2020, with the last 12 years as our Chief Financial Officer. We have initiated a search of internal and external candidates for his successor. Mr. Thaxton will remain in his current role throughout this transition period.

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report. Shareholders should note that statements contained in this CD&A regarding our company and business group performance targets and goals should not be interpreted as management’s expectations, estimates of results or other guidance.

Nordson Corporation – 2020 Proxy Statement	| 35

The CD&A and the Executive Compensation Tables are organized as follows:

36 |	Nordson Corporation – 2020 Proxy Statement

EXECUTIVE SUMMARY

Executive Compensation Philosophy

Our compensation plans and programs are designed to drive sustainable results and deliver long-term, superior shareholder returns. We design our executive compensation plans and programs based on three fundamental objectives that help us achieve those goals: (1) alignment with shareholder interests, (2) pay for performance, and (3) talent retention.

Objective	How Objective is Achieved

Alignment with Shareholder Interests

A significant portion of our executive compensation program is provided in the form of equity-based, long-term awards, which directly tie to share price movement.

We impose share ownership requirements, which encourage our executives to maintain a meaningful equity interest in the Company.

Pay for Performance	Our incentive awards are based on performance against a balanced mix of long-standing, consistent and pre-established financial measures, as well as quantitative operating performance measures.
Talent Retention

Total direct compensation opportunities generally are targeted to approximate the median of the peer group with which we compete for talent. In certain circumstances, other factors affect total direct compensation relative to the peer group such as experience, internal equity, future potential, and tenure.

The vesting periods for equity-based compensation (performance share units, stock options, and restricted shares) encourage our executives to remain employed with and invested in the Company over the long-term.

Our compensation philosophy emphasizes a long-term view aligned with shareholder interests. Our long track record of sustained success is exemplified by the following:

•

Annual average shareholder return is above market.    Over the past 10 years, our annual shareholder return, including dividends, is 29.27%, compared to the average annual return for the S&P 500 of 14.33%.

•	Continued dividend payment record. In 2019, we increased our dividend, marking the 56th consecutive year we have increased our annual dividend.

Pay for Performance

The Company’s executive compensation program is structured so that a significant portion of the compensation paid to our named executive officers is dependent upon the Company’s performance. The program is not overly weighted toward cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers.

For incentive compensation awards that are based on the Company’s performance, our specific decisions setting performance measures and goals and other actions impacting executive compensation focus on certain areas that are tied directly to our business plan. These include revenue and earnings growth, and return on total capital, which we believe are the most critical value drivers of the business.

Specifically, the Annual Cash Incentive Award payout is tied to diluted earnings per share growth and return on total capital. The Performance Share Incentive Award payout is based on cumulative diluted earnings per share growth and cumulative revenue growth over a three-year period. The Performance Share Incentive Award payout is also impacted by share price performance, as the payout value (in dollars) is based on the settlement date share price. We believe that using the diluted earnings per share as a metric for both annual and long-term incentive awards is appropriate because it measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders and is a measure commonly used by the investment community to evaluate performance.

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A Significant Portion of CEO Compensation Opportunity is Performance-Based and/or At-Risk

We design our Chief Executive Officer’s compensation opportunity to be largely performance-based and at-risk. Consistent with our pay for performance philosophy and to incentivize Mr. Nagarajan to focus on performance, approximately 67.80% of the target total compensation opportunity for Mr. Nagarajan in 2019 (with base salary and annual bonus calculated on an annualized basis) was at-risk and was designed to be based on attainment of performance metrics. This includes approximately 48.48% in the form of long-term, multi-year opportunities granted in performance shares, which depend on attainment of pre-established performance metrics, and 19.32% was in an at-risk annual cash incentive opportunity. The at-risk portion excludes Mr. Nagarajan’s minimum payout of his Annual Cash Incentive Award of $212,500, which was negotiated at his time of hire.

Principal Components of Chief Executive Officer Compensation

Base Salary
• 25.76% of CEO’s total direct compensation (on an annualized basis)
Annual Cash Incentive Award

•  25.76% of CEO’s total direct compensation (on an annualized basis and at target)

•  19.32% at risk; 6.44% guaranteed with a minimum payout of $212,500

•  Target levels of incentive compensation are based on a percentage of base salary

•  Designed to drive high performance results year-over-year

•  Places significant portion of annual compensation at risk

Long-term Incentive Awards

•  48.48% of CEO’s total direct compensation

•  Aligns interests of executive officers with shareholders’ long-term interests

•  Performance Share Awards are payable in unrestricted Nordson common stock to the extent pre-established quantitative performance goals are met

CEO Compensation

Mr. Nagarajan’s Compensation

In negotiating the 2019 compensation for Mr. Nagarajan, at the time of his hire, the Compensation Committee (the “Committee”) engaged the services of its independent compensation consultant, Exequity LLP (“Exequity”). In addition, the Committee considered a number of factors, including his prior executive experience and performance, and peer compensation. Considering these factors, the Committee established his total target direct compensation for 2019 as:

2019 Compensation Element	Value

Base Salary	$850,000 (on an annualized basis)

Annual Cash Incentive Award Target Opportunity	$850,000 (100% of base salary, prorated for 2019, with a guaranteed minimum payout of $212,500)

Performance Share Incentive Awards

2017-2019	2,198 share units $300,000 economic grant date value

2018-2020	3,956 share units $540,000 economic grant date value
2019-2021	5,567 share units $760,000 economic grant date value

38 |	Nordson Corporation – 2020 Proxy Statement

The performance share grants were made on his hire date, August 1, 2019, and the number of shares granted was determined by using the specified economic grant date value and the most recent fiscal quarter closing average share price of common stock immediately preceding the hire date and rounding to the nearest whole share. Mr. Nagarajan was guaranteed a minimum payout of the Annual Cash Incentive Award of $212,500 as part of his negotiated compensation which represented a prorated payout of the award at target (25% of $850,000), recognizing that he would serve as Chief Executive Officer for 25% of the fiscal year.

Mr. Hilton’s Compensation

The compensation paid to Mr. Hilton during his time as Chief Executive Officer was consistent with our pay for performance compensation philosophy that applies to all of our named executive officers. Considering Mr. Hilton’s tenure, experience, and performance, his total target direct compensation approximated the 75th percentile of other chief executive officers in our proxy peer group. Mr. Hilton’s actual annual and long-term incentive awards were aligned with our earnings per share growth, return on total capital, and revenue growth.

During its November 26, 2018 meeting, the Compensation Committee, with input from Exequity, established Mr. Hilton’s 2019 total target direct compensation as Chief Executive Officer, taking into account a number of factors, including a competitive market review, tenure and experience, relative internal pay equity, the Board’s assessment of Mr. Hilton’s multi-year performance, and the Company’s overall financial and operating performance. Considering these factors, the Committee established his 2019 compensation as:

2019 Compensation Element	Value

Base Salary	$945,000 (2.2% increase over 2018)

Annual Cash Incentive Award Target Opportunity	$945,000 (100% of base salary, same target percentage as 2018)

2019-2021 Performance Share Incentive Award Target Opportunity	12,700 share units $1,586,230 grant date fair value

Stock Options	51,400 shares $1,594,051*
Restricted Shares	6,400 shares $799,360 grant date fair value

*

The grant date fair value was determined using the Black-Scholes option pricing model on the date of grant. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

Mr. Hilton’s total direct compensation did not change as a result of his new position as Senior Advisor to the Company. Pursuant to the terms of Mr. Hilton’s Amendment to Employment Agreement, effective November 1, 2019, Mr. Hilton was no longer eligible to participate in the Long-Term Performance Plan or any successor plan, or any other long-term incentive plan implemented by the Company, except for the existing awards granted to Mr. Hilton prior to November 1, 2019.

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Shareholder Returns and 2019 Financial and Operating Highlights

The graph and corresponding table below compare Nordson’s total shareholder return* for the ten-year period ended October 31, 2019 with that of the following indexes: the S&P 500, the S&P MidCap 400, the S&P 500 Industrial Machinery, the S&P MidCap 400 Industrial Machinery, and the median return of our peer group companies (assuming the reinvestment of all dividends). Both the chart and table show our strong long-term performance compared to our benchmarks and peers over a ten-year period of time. We continue to achieve our long-term objective of creating and maximizing shareholder value, which is evidenced by our above-market return and outperformance of our peers and benchmarks.

Comparison of 10 Year Cumulative Total Shareholder Return

*	We define Total Shareholder Return (“TSR”) as: (share price at end of period – share price at start of period + dividends paid) / share price at start of period.

ASSUMES $100 INVESTED ON NOVEMBER 1, 2009

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDED OCTOBER 31, 2019

Company/Market/Peer Group	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019

Nordson Corporation	$100.00	$151.62	$183.67	$238.70	$294.28	$315.68	$297.38	$423.52	$540.90	$528.58	$683.29

S&P 500 Index	$100.00	$116.52	$125.94	$145.09	$184.52	$216.38	$227.64	$237.90	$294.12	$315.73	$360.96

S&P MidCap 400	$100.00	$127.64	$138.55	$155.32	$207.33	$231.49	$239.42	$254.39	$314.12	$317.33	$345.94

S&P 500 Ind. Machinery	$100.00	$127.95	$132.38	$158.43	$226.22	$255.10	$254.71	$290.84	$400.96	$369.97	$451.20

S&P MidCap 400 Ind. Machinery	$100.00	$129.97	$147.82	$161.44	$224.14	$237.52	$198.82	$233.34	$334.67	$327.62	$389.31
Peer Group	$100.00	$123.63	$139.16	$157.09	$217.28	$239.51	$230.50	$235.93	$354.82	$364.75	$464.87

Our solid 2019 performance is the direct result of our multi-year efforts to diversify our portfolio, products, and customer base such that, in a challenging and competitive macroenvironment, the Company continued to deliver significant shareholder value.

40 |	Nordson Corporation – 2020 Proxy Statement

The tables below represent fiscal years 2017 – 2019 as reported results for the three primary drivers of incentive compensation for the named executive officers – Diluted Earnings per Share, Return on Total Capital, and Revenue.

*

In 2018 and 2019, the Company experienced benefits from the Tax Cuts and Jobs Act. The Company’s 2018 and 2019 data, excluding the benefits from the Tax Cuts and Jobs Act, and utilizing a more normalized effective tax rate, were: Diluted Earnings Per Share was $5.70 and $5.37, respectively, and Return on Total Capital was 14% and 13%, respectively, which were used in calculating the Annual Cash Incentive Award and Performance Share Incentive Award payouts for our named executive officers.

Nordson Corporation – 2020 Proxy Statement	| 41

DISCUSSION OF OUR COMPENSATION PROGRAM

Executive Compensation Decision Process

Shareholder Say-on-Pay Vote

In setting executive compensation, the Committee considers the results of the advisory say-on-pay shareholder vote. The Committee believes the historical results of the advisory say-on-pay shareholder vote represent an affirmation of our current pay practices and philosophies. As a result, no significant changes were made to our executive compensation pay practices for 2019. The Committee will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for the named executive officers. The results of our say-on-pay vote for the past five years are as follows:

Annual Meeting Year	FOR Vote (%)

2015	98.50

2016	98.97

2017	98.11

2018	97.70
2019	97.95

At the 2017 Annual Meeting, the Company’s shareholders voted in favor of an annual frequency for holding our say-on-pay vote, which the Board subsequently approved. The next shareholder vote on the frequency of our advisory say-on-pay vote is expected to be held at our 2023 Annual Meeting.

Role of the Compensation Committee

The Committee consists entirely of independent directors as defined by our Governance Guidelines and Nasdaq listing standards and is supported by our human resources department. It has responsibility for establishing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities for 2019, the Committee sought input, advice, and recommendations from an independent executive compensation consultant as well as recommendations from our Chief Executive Officer. At all times, however, the Committee exercised independent judgment in making executive compensation decisions.

Third-Party Executive Compensation Consultant

The Committee retained Exequity as its independent executive compensation consultant to support the Committee’s oversight and management of our executive compensation programs. Exequity reports directly to the Committee, and its responsibilities include assisting the Committee with validating our executive compensation plans and programs through periodic studies and analysis. In addition, Exequity informs the Committee of regulatory developments and market trends related to executive compensation practices. The Committee’s written policies require that it annually assess the independence of Exequity in light of SEC rules and Nasdaq listing standards. In 2019, the Committee performed this assessment and concluded that no conflict of interest prevented Exequity from independently and objectively advising the Committee.

Role of Executive Management

Our Chief Executive Officer, along with our Executive Vice President of Human Resources, provide additional information and analysis as requested by the Committee. More specifically, Mr. Hilton, while serving as Chief Executive Officer, Mr. Nagarajan, after his election to Chief Executive Officer, and Ms. Peet, Executive Vice President of Human Resources, provided support for Committee meetings and made recommendations about designs for, and, if warranted, changes to, our Annual Cash Incentive Award and long-term equity-based awards. In addition to the responsibilities above, Messrs. Nagarajan and Hilton, also: (i) provided to the Board of Directors a self-assessment of their respective performances while serving as Chief Executive Officer; (ii) provided an

42 |	Nordson Corporation – 2020 Proxy Statement

assessment of each executive officer’s performance during their respective tenures as Chief Executive Officer; and (iii) recommended annual base salary adjustments, payouts of Annual Cash Incentive Awards and Performance Share Incentive Awards, and equity awards for executive officers other than themselves.

Benchmarking-Peer Group and Compensation Surveys

Our compensation peer group for 2019, which was developed in consultation with Exequity, consisted of the 20 publicly-traded companies listed below. The Committee believes the listed companies serve as the appropriate peer group because they have: (i) revenues generally within the range of 0.5x - 2.0x Nordson’s revenue; (ii) a global scope and business complexity; (iii) a focus on precision industrial manufacturing, innovation and technology; (iv) global growth strategies; and (v) profiles or business models similar to Nordson’s, based on industries or diverse markets served. The Committee reviews the peer group annually and makes appropriate modifications from time to time so that the group closely resembles our competitive market for executive talent. For 2019, two companies, Gardner Denver Holdings, Inc. and National Instruments Corporation, were added to the peer group because they met the criteria established for peer group inclusion.

Company	Revenue* ($MMs)	Market Cap As of Dec. 2017 ($MMs)

Actuant Corporation	$1,096	$1,517

Albany International Corp.	$864	$1,976

AMETEK Inc.	$4,300	$16,749

Barnes Group Inc.	$1,436	$3,392

Chart Industries Inc.	$989	$1,442

Donaldson Company, Inc.	$2,372	$6,359

Entegris, Inc.	$1,343	$4,306

Esterline Technologies Corp.	$2,002	$2,220

FLIR Systems, Inc.	$1,800	$6,460

Gardner Denver Holdings, Inc.	$2,375	$6,651

Graco, Inc.	$1,475	$7,615

IDEX Corporation	$2,287	$10,083

ITT, Inc.	$2,585	$4,697

Keysight Technologies, Inc.	$3,189	$7,791

Lincoln Electric Holdings, Inc.	$2,624	$6,022

National Instruments Corporation	$1,289	$5,443

Roper Technologies, Inc.	$4,607	$26,512

Teradyne, Inc.	$2,137	$8,213

Watts Water Technologies, Inc.	$1,457	$2,594

Woodward, Inc.	$2,099	$4,688

75th Percentile	$2,532	$7,747

Average	$2,148	$6,813

Median	$2,050	$5,359

25th Percentile	$1,442	$2,793
Nordson Corporation	$2,067	$8,454

*	Revenue values are as of the most recent fiscal year end prior to or before December 2017.

Nordson Corporation – 2020 Proxy Statement	| 43

Where peer group proxy data was not available, and as a reference and a primary source of data for the functional leaders, we utilized survey data published by Aon Hewitt for the position or positions that most closely match the job description of each named executive officer or executive officer position.

Setting Goals and Compensation

In order to focus on delivering growth and value for shareholders over time and to communicate consistently with investors and other stakeholders, we take a long-term approach to incentive compensation. Our incentive plan targets remain consistent for a multi-year period of time, which is more aligned with our five-year strategic plan cycle. We annually assess measures and performance goals (threshold, target, and maximum) to validate that they are set appropriately based on internal and external factors, such as historic peer performance, long-term growth projections for Nordson, our own past and current performance, and market conditions and expectations.

The most heavily weighted component of our annual review of incentive goals is the historical performance of our peers, particularly our proxy peers, though we also review a group of mid-cap industrial peers for reference. For each corporate measure, we review the one-, three-, and five-year median performance of our peers in comparison to our performance goals. In general, if our performance goals fall outside a corridor around the median peer performance for two consecutive years, we further evaluate the appropriateness of our goals.

Using two consecutive years outside our range of peer median performance for a metric as our guideline, we complete a full review to determine whether we should make a change. We look at additional internal and external data to further develop our recommendation.

•

Nordson expected future performance based on our five-year strategic plan.    This allows us to assess whether our future expected performance continues to align with existing incentive targets and therefore would indicate that our goals should stay as-is, or whether our five-year plan expected performance projections are more in line with the movement in peer performance, and suggest we consider an adjustment.

•	Nordson historic performance. Our historic performance is reviewed along with projected future performance to help us assess whether we believe targets should be changed.

•

Other external factors.    Consideration of economic conditions, investor and shareholder expectations, pay for performance alignment, and other factors also contribute to our final recommendation as to whether or not our targets should be adjusted.

Based on a qualitative analysis of all factors, and considering input from the independent executive compensation consultant, the Committee may change goals or retain the targets currently in place.

Currency Fluctuation Policy

The Committee, after considering a number of factors, including peer and survey group practices and receiving input from Exequity, has determined that management should be held accountable for some, but not all, of the effect of currency fluctuation on corporate financial and operating unit performance results. Accordingly, in determining Annual Cash Incentive Award and Performance Share Incentive Award payouts, the Committee adopted a policy whereby management will be held accountable for the first 10% of the impact on payouts due to currency fluctuation.

Under the policy, payout rates (as a percent of target) for the Annual Cash Incentive Award are calculated at actual foreign currency rates and currency neutral rates for the U.S. dollar during the fiscal year. The difference between total payout rates under these two translation methods is all currency related, and the Committee has determined that the first 10% of this difference should not affect final payouts. The final payout includes a currency adjustment equal to the difference between these two payout rates less 10%, which represents a corridor or range of fluctuation in currency rates for which management is accountable. We believe this policy is appropriate because it requires management to respond to currency fluctuations within a specified range. However, it does not unfairly benefit or harm management if currency impact is beyond what may be considered normal and not under management’s control.

As an example of the policy in practice, if the difference between the two payout percentage rates is equal to or less than +/- 10 percentage points, the Annual Cash Incentive Award payout will be based on the calculation at

44 |	Nordson Corporation – 2020 Proxy Statement

actual currency rates, with no adjustment. When the payout percentage at actual currency rates is more than 10 percentage points lower than the payout percentage rate at currency neutral rates, the final payout will be based on the currency neutral calculation adjusted downward by 10 percentage points. Conversely, when the payout percentage rate at actual currency rates is more than 10 percentage points higher than the payout percentage rate at currency neutral rates, the final payout rate will be based on the currency neutral calculation adjusted upward by 10 percentage points.

In certifying the results for the financial performance measures employed in calculating the Performance Share Incentive Award, the Committee applies the same methodology as described in the section above, with the revenue and earnings per share at currency neutral rates reflecting the cumulative effect of differences from actual exchange rates over the three-year versus one-year performance period.

Foreign Currency Translation Methodology

For purposes of applying the currency adjustment policy, current year financial statements and supplemental schedules are retranslated at the prior year’s exchange rates using the same methodology as disclosed in Note 1 in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2019 to determine the currency neutral result, with the exception that we do not attempt to re-measure gains and losses, based on a retranslation at the prior year’s exchange rates, from foreign currency transactions, including forward contracts, of Nordson’s subsidiaries and the United States parent, in order to include the effect in net income. All currency rates are determined from published sources. Monthly average rates are the average of daily spot rates of currency exchange. The annual measurement period is the sum of each month translated at monthly average rates.

Elements of Compensation

The table below summarizes the components and objectives of our 2019 total direct compensation program for executive officers, including our named executive officers.

Element of Pay	Form	Links to Performance	Link to Compensation Objectives
Base Salary	Cash	Fixed annual compensation	• Attract and retain exceptional executive talent by providing market competitive salaries. • Compensate executives for their responsibilities, experience, and individual performance.

Annual Cash Incentive Award	Cash

Corporate payout is tied to year-over-year growth in earnings per share and return on total capital.

For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

•  Drives key business, operating, and individual results on an annual basis.

•  Strictly performance-based against pre-established corporate and financial business unit metrics, no payout guaranteed, except for $212,500 of Mr. Nagarajan’s 2019 bonus opportunity.

Long-Term Incentive Awards	Performance Share Units Stock Options Restricted Stock	Tied to 3-year cumulative earnings per share and 3-year cumulative revenue. Aligned with shareholder returns, because all awards are denominated in shares of stock or share units.

•  Value tied to share price and with respect to performance share units, to achievement of pre-established long-term financial goals.

•  Links executive officer and long-term shareholder interests.

•  Serves as a key attraction and retention tool and a strong long-term performance driver.

•  Multiyear long-term retention.

Nordson Corporation – 2020 Proxy Statement	| 45

Below is a depiction of the elements of the total direct compensation components.

Our executive compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components. This allows us to develop an appropriate compensation mix, depending on business performance.

Base Salary

The Committee determines annually the base salaries of our executive officers, including whether to award base salary increases from the previous year and, if so, the magnitude of the increase, based on the following factors:

•	level of experience and responsibility;

•	Company, business segment, and individual performance during the prior year;

•	market and survey data;

•	internal pay equity;

•	the Committee’s assessment of other elements of compensation provided to the executive officer; and

•	our Chief Executive Officer’s recommendation for all executive officers other than himself.

Annual Cash Incentive Award

The Annual Cash Incentive Award drives high-performance results year-over-year based on the achievement of pre-established quantitative performance goals which focus our executives on key business strategies and align the interests of our executive officers with our shareholders. Through the Annual Cash Incentive Award, executive officers are provided the opportunity to earn a significantly higher payout if target performance is exceeded, but bear the risk of a lower payout if target performance is not achieved, and no payout if threshold performance is not achieved.

Performance and payouts under the Annual Cash Incentive Award are determined based on quantitative corporate financial measures — diluted earnings per share growth and return on total capital — and quantitative operating measures.

We consider diluted earnings per share growth and return on total capital to be measures critical to our success. We believe these measures offer the proper balance between growth and profitability. We also believe that achieving greater return on total capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets. More specifically:

•

Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of shareholder ownership. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to evaluate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

46 |	Nordson Corporation – 2020 Proxy Statement

•

Return on total capital measures the amount of profitability per unit of capital invested by management to generate earnings. We have adopted a definition of return on total capital that is consistent with financial disclosure in our Report on Form 10-K: the sum of net income (loss) plus after-tax interest expense on debt as a percentage of the sum of average of quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

For named executive officers who have responsibility for certain corporate functions (including our Chief Executive Officer and Chief Financial Officer), the corporate financial measures account for 50% of any payout with a weighted average of the operating units’ quantitative operating measures accounting for the other 50% of the payout. For the operating unit named executive officers, the corporate financial measures account for 50% of any payout with the respective operating unit’s quantitative operating measures accounting for the other 50% of the payout.

Long Term Incentive Awards

Our long-term incentive awards are delivered through a combination of three forms of equity: (i) performance share units; (ii) stock options; and (iii) restricted shares. This combination of awards balances the opportunity between performance share units, which are earned based on multi-year financial performance, and stock options and restricted shares, the value of which is based on performance of our common shares.

The Committee begins the process of determining equity awards by comparing our equity compensation programs to those of our peer group. The Committee also reviews market compensation data based on survey data provided by Aon Hewitt.

In reaching a final decision on the mix and amount of equity compensation our named executive officers should receive, the Committee takes numerous factors into consideration. As referenced above, market alignment and competitiveness are key factors the Committee considers in setting equity compensation levels. Other factors considered are current industry trends, practices among our peer group, and the behaviors the awards are intended to drive. In addition to these factors, the Committee places significant weight on the dilutive impact equity issuances have on our shareholders. In assessing dilution, the Committee considers the annualized effect of equity compensation by analyzing the equity “burn rate” over one- and three-year periods. Burn rate, in its simplest form, is determined by dividing the projected number of shares to be issued to employees by the weighted average number of shares outstanding. The Committee also considers the aggregate impact of all past equity compensation grants by looking at the company’s equity compensation “overhang.” Overhang is determined by dividing all outstanding equity grants and shares available for future grants by the total number of shares outstanding. The resulting percentage provides the Committee with insight into the long-term cost of the Company’s equity compensation programs.

The approximate allocation of the three equity components (as a percent of the long-term incentive compensation opportunity) is as follows (other than the allocation for Mr. Nagarajan for 2019, his first partial year of service as CEO):

Equity Form	% of Opportunity

Performance Share Units	40

Stock Options	40
Restricted Shares	20

Performance Share Incentive Award

A portion of each named executive officer’s total direct compensation opportunity is in the form of performance share units which are settled in unrestricted Nordson common stock at time of payout.

In selecting the quantitative performance measures and goals, the Committee considers whether the measures are appropriately aligned with those in the Annual Cash Incentive Award so that the overall compensation design does not unintentionally encourage our executive officers to take unnecessary or excessive risk or actions that are inconsistent with our year-over-year and long-term objectives. Performance and payouts under the

Nordson Corporation – 2020 Proxy Statement	| 47

Performance Share Incentive Award are determined based on quantitative corporate financial measures —cumulative diluted earnings per share growth and cumulative revenue growth. We believe these measures offer the proper balance between growth and profitability over a longer term. More specifically:

•

Cumulative diluted earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. We define it as the constant percentage by which diluted earnings per share would need to grow over a base period amount during a three-year period such that the sum of diluted earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual diluted earnings per share earned over the same three-year period. We believe it is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•

Cumulative revenue growth measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. We define it as the constant percentage by which revenue would need to grow over a base period amount during a three-year period such that the sum of revenue growth calculated at such a constant growth rate for such three years is equal to the sum of the actual revenue growth over the same three-year period. We believe it is a superior measure of sustained revenue growth because it is influenced by revenue performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s revenues to the base period amount. While the growth in profits and profitability are of primary importance, management is also expected to grow the size and scale of the enterprise and cumulative revenue growth is an effective measure of their success in doing so.

Stock Options

Stock options align the interests of the named executive officers with those of shareholders because the stock options only have value if the price of the Company’s stock increases after the stock options are awarded. Stock options vest in 25% increments over a four-year period (on the first four anniversaries of the grant date) and generally expire ten years from the grant date. We fix the exercise price of an option at the fair market value on the grant date. Stock options are a valuable retention tool because our option awards vest over a four-year period and unvested options are forfeited if an executive officer voluntarily terminates employment.

We granted stock options to our executive officers on November 26, 2018, at the same time we granted stock options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during the Compensation Committee’s November meeting, which is scheduled at this time of year to permit us to verify prior fiscal year performance results, to determine incentive award payouts, and to set compensation and performance measures and goals for the next fiscal year.

Restricted Shares

Restricted shares are designed to align executive officers’ interests with that of our long-term shareholders. The Committee also views these service-based awards as an important management succession planning, retention, and recognition tool, tying our executive officers’ compensation to shareholder interests. Restricted shares generally vest over a three-year period and cannot be transferred until vesting. Restricted shares provide participants with dividends and voting rights beginning on the grant date.

48 |	Nordson Corporation – 2020 Proxy Statement

2019 Actions and Analysis

Base Salary

Except for Mr. Nagarajan, during our November 26, 2018 meeting, we set individual base salaries of our named executive officers for 2019 at a level consistent with the general objective of paying total target direct compensation to approximate the median of our peer group; however, each named executive officer’s position relative to median may vary depending on a consideration of factors such as tenure, experience, future potential, internal pay equity, and performance. In setting the salaries, we considered Exequity’s input and analysis, and the recommendations of Mr. Hilton because he was the Chief Executive Officer in November 2018, when the base salaries were determined. Mr. Nagarajan’s base salary was established at the time of hire also using Exequity’s analysis of peer group data and reflects that he is new to the position and his prior executive experience and performance.

The following table reflects the annualized base salaries of our named executive officers for 2019 and 2018 (fiscal year end):

Named Executive Officer	Base Salary 2019 ($)	Base Salary 2018 ($)	Increase in Base Salary (%)

Sundaram Nagarajan	850,000	—	—

Gregory A. Thaxton	485,000	470,000	3.2

John J. Keane	470,000	455,000	3.3

Gregory P. Merk	435,000	420,000	3.6

Jeffrey A. Pembroke	432,000	415,000	4.1

Michael F. Hilton	945,000	925,000	2.2

Annual Cash Incentive Program

Except for Mr. Nagarajan, the target payout opportunity, including threshold and maximum payout opportunities, for our named executive officers was established during our November 26, 2018 meeting. These metrics considered Exequity’s analysis of the peer group annual incentive opportunities. Mr. Nagarajan’s target opportunity was established at the time of hire and also used Exequity’s analysis of peer group data and reflects the same metrics that were set for Mr. Hilton by the Compensation Committee during its November 26, 2018 meeting. Mr. Nagarajan’s Annual Cash Incentive Award target was prorated and included a minimum guaranteed payout of $212,500, which represented 25% of the target annual award value and reflected his negotiated compensation.

The following table reflects the payout opportunities as a percentage of base salary:

	Incentive Amount as a Percentage (%) of Base Salary

Named Executive Officer	Threshold	Target	Maximum

Sundaram Nagarajan*	—	100	200

Gregory A. Thaxton	37.5	75	150

John J. Keane	35.0	70	140

Gregory P. Merk	32.5	65	130

Jeffrey A. Pembroke	32.5	65	130

Michael F. Hilton	50.0	100	200

*	Mr. Nagarajan’s Annual Cash Incentive payout was prorated and included a minimum guaranteed payout of $212,500.

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We then established quantitative corporate financial performance measures and goals, which measures account for 50% of the Annual Cash Incentive Award payout:

Measure	Threshold	Target	Maximum	Weighting

Diluted Earnings Per Share Growth	0%	8%	20%	50%

Return on Total Capital	8.0%	11.5%	16%	50%

*	Straight line interpolation applies to performance between designated goals.

Operating unit performance measures and respective weighting were set through a collaborative effort between the Committee and the Chief Executive Officer:

Measure	Weighting (%)

Revenue Growth (year-over-year)	20

Operating Profit Growth (year-over-year)	40

Operating Margin (as % of revenue)	20

Asset Turns (% achieved)	10
Days of Inventory	10

Individual operating unit performance goals and results are not disclosed in this CD&A because we believe that the disclosure would result in competitive harm to us by potentially disrupting our customer, vendor and supplier relationships, and providing our competitors with insight into our business strategies beyond what is disclosed publicly. We also do not believe that the disclosure of individual operating unit performance goals and results for 2019 is material to an understanding of our 2019 executive compensation program as covered by this Proxy Statement.

Determination of Payout Amounts

Determination of the Annual Cash Incentive Award payout is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the currency adjustment policy as described above, the Committee first certified performance and calculated payouts as a percentage of target for the corporate financial measure:

•	Actual Currency — performance unadjusted for the effect of currency fluctuation, and

•	Currency Neutral — performance adjusted for the effect of currency fluctuation

The results are reflected in the following table:

Measure	Target Performance	Performance at Actual Currency	Payout at Actual Currency (% of Target)		Performance at Currency Neutral	Payout Currency Neutral (% of Target)

Diluted Earnings Per Share Growth	$6.16	$5.37	0.0	*	$5.64	0.0	*

Return on Total Capital	11.5%	12.9%	131.1		13.5%	144.4
Combined Corporate Factor	—	—	65.6		—	72.2

*	The payout calculation for the diluted earnings per share growth measure at actual currency and currency neutral was 0.0% because performance did not meet the threshold of $5.70.

The Committee next certified the operating units’ results, at actual currency and at currency neutral. The range of results, as a percentage of target, were:

50 |	Nordson Corporation – 2020 Proxy Statement

Operating Units’ Results

Currency Calculation Method	% of Target (Range)

Actual Currency	71.5 – 86.8
Currency Neutral	90.8 – 120.0

In calculating the corporate financial measure and operating units’ results, at actual currency and at currency neutral, the Committee did not utilize the “as reported” diluted earnings per share or return on total capital; rather it utilized a more normalized tax rate in determining the diluted earnings per share and return on total capital, which excluded the benefits inured to the Company as a result of the 2017 Tax Cuts and Jobs Act (the “Act”).

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

Next, the Committee determined the combined factor payouts, as a percent of target, and applied the currency adjustment policy. The results are presented in the tables below:

Actual Currency

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target))	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)

Sundaram Nagarajan	212,500	65.6	76.2	70.9

Gregory A. Thaxton	363,750	65.6	76.2	70.9

John J. Keane	329,000	65.6	108.1	86.8

Gregory P. Merk	282,750	65.6	90.7	78.1

Jeffrey A. Pembroke	280,800	65.6	84.9	75.2

Michael F. Hilton	945,000	65.6	76.2	70.9

Currency Neutral

Named Executive Officer	Target Payout Opportunity ($)	Corporate Factor (% of Target)	Operating Unit Factor (% of Target)	Combined Factor Payout (% of Target)

Sundaram Nagarajan	212,500	72.2	90.8	81.5

Gregory A. Thaxton	363,750	72.2	90.8	81.5

John J. Keane	329,000	72.2	120.0	96.1

Gregory P. Merk	282,750	72.2	111.0	91.6

Jeffrey A. Pembroke	280,800	72.2	93.1	82.6

Michael F. Hilton	945,000	72.2	90.8	81.5

Under our currency adjustment policy, because some of the payout calculations at actual currency were more than ten percentage points lower than the payout calculations at currency neutral rates, some of the final payouts were adjusted to be no more than ten percentage points lower than the currency neutral calculations, reflecting the Committee’s position that payouts should be affected by only the first ten percentage points of the impact of currency fluctuation.

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Named Executive Officer	Target Payout Opportunity ($)	Combined Factor Payout After Currency Adjustment Policy (% of Target)	Actual Payout ($)

Sundaram Nagarajan	212,500	*	212,500

Gregory A. Thaxton	363,750	71.5	260,081

John J. Keane	329,000	86.8	285,572

Gregory P. Merk	282,750	81.6	230,724

Jeffrey A. Pembroke	280,800	75.2	211,162

Michael F. Hilton	945,000	71.5	675,675

*	Pursuant to Mr. Nagarajan’s employment agreement, his Annual Cash Incentive payout was predetermined at $212,500.

Other than utilizing a more normalized tax rate and excluding the financial benefits inured to the Company by the Act, no discretion was exercised to increase or decrease the formulaic incentive award payouts to the named executive officers.

Long Term Incentive Awards

Performance Share Incentive Awards

During its November 21, 2016 meeting, the Committee established quantitative performance measures and goals for the 2017-2019 Performance Share Incentive Award. These measures are equally-weighted.

Measure	Threshold	Target	Maximum

Cumulative Diluted Earnings Per Share Growth	4%	8%	14%

Cumulative Revenue Growth	5%	7%	11%

Determination of Payout Amounts

Determination of the Performance Share Incentive Award payout is a two-step process:

Step 1: Calculation of the Payout Rate (as a % of Target) on an Actual Currency and Currency Neutral Basis

Prior to applying the Currency Adjustment Policy described above, the Committee first certified performance for the Cumulative Earnings per Share Growth and Cumulative Revenue measures:

•	Actual Currency – performance unadjusted for the effect of currency fluctuation, and

•	Currency Neutral – performance adjusted for the effect of currency fluctuation

Following this certification process, the Committee calculated the payouts as a percent of target. The results are reflected in the following table:

Measures	Target Performance		Performance at Actual Currency		Payout at Actual Currency (% of Target)	Performance at Currency Neutral		Payout at Currency Neutral (% of Target)

Cumulative Diluted Earnings per Share Growth	$16.48		$16.15		41.2%	$15.93		36.7%

Cumulative Revenue	$6,222.9	*	$6,515.9	*	80.0%	$6,503.3	*	78.7%
Combined Factor					121.2%			115.4%

*	millions

In calculating the performance share results for 2019 and 2018, the Committee did not utilize the “as reported” diluted earnings per share for each respective year; rather, it utilized a more normalized effective tax rate in determining the diluted earnings per share for 2019 and 2018, which excluded the benefits inured to the Company as a result of the Act. The Committee determined this adjustment reflected more accurately the intent of the Committee when it set the three-year, cumulative performance standards during its November 2016 meeting, which was before the Act was passed.

52 |	Nordson Corporation – 2020 Proxy Statement

Step 2: Calculation of Payouts to Named Executive Officers Applying the Currency Adjustment Policy

Under the currency adjustment policy, because the difference between the two payout percentage rates is equal to or less than +/- 10 percentage points, the final payouts for the 2017-2019 performance period are based on the calculation at actual currency rates, with no adjustments:

Named Executive Officer	Target Payout Opportunity (# of Shares)	Post-Currency Adjustment Policy Combined Factor Payout (% of Target)	Payout (# of Shares)

Sundaram Nagarajan	2,198	121.2	2,664

Gregory A. Thaxton	3,600	121.2	4,363

John J. Keane	3,600	121.2	4,363

Gregory P. Merk	2,700	121.2	3,272

Jeffrey A. Pembroke	1,680	121.2	2,036

Michael F. Hilton	14,900	121.2	18,059

At the time of his hire, the Committee determined that Mr. Nagarajan’s 2017-2019 Performance Share Incentive Award target payout opportunity would be the number of shares equal to $300,000, or 2,198 shares, which was determined by using the specified economic grant date value and the most recent fiscal quarter closing average price share of Nordson common stock immediately preceding the hire date and rounding to the nearest whole share.

Other than utilizing a more normalized tax rate and excluding the financial benefits inured to the Company by the Act in calculating the diluted earnings per share for 2019 and 2018, no discretion was exercised by the Committee to increase or decrease the formulaic incentive award payouts to the named executive officers.

In-Progress Performance Share Incentive Awards

The following tables summarize the key elements and share payout opportunities for the named executive officers on a cumulative basis at threshold, target, and maximum performance for the 2018-2020 and 2019-2021 Performance Share Incentive Awards.

2018-2020 Performance Share Incentive Award

Performance Measure	Threshold	Target	Maximum

Cumulative Diluted Earnings Per Share Growth	2%	8%	14%

Cumulative Revenue Growth	2%	5%	8%

Grant Date	Grant Date Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout

11/20/2017	$127.67	11,950	23,900	47,800	October 31, 2020	Not determined

08/01/2019 (Nagarajan only)	$138.53	1,978	3,956	7,912	October 31, 2020	Not determined

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2019-2021 Performance Share Incentive Award

Performance Measure	Threshold	Target	Maximum

Cumulative Diluted Earnings Per Share Growth	2%	8%	14%

Cumulative Revenue Growth	2%	5%	8%

Grant Date	Grant Date Share Price	Threshold Payout (# Shares)	Target Payout (# Shares)	Maximum Payout (# Shares)	Target Earned Date	Actual Payout

11/26/2018	$124.90	11,450	22,900	45,800	October 31, 2021	Not determined

08/01/2019 (Nagarajan only)	$138.53	2,784	5,567	11,134	October 31, 2021	Not determined

Stock Options

Except for Mr. Nagarajan, we granted stock options to our executive officers on November 26, 2018, at the same time we granted stock options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during the Compensation Committee’s November meeting, which is scheduled at the same time this year, to permit us to verify prior fiscal year performance results, to determine incentive award payouts, and to set compensation and performance measures and goals for the next fiscal year. We did not grant stock options to Mr. Nagarajan in 2019.

The following table provides information regarding the stock options granted to our named executive officers for 2019:

Named Executive Officer	Options Granted (#)	Grant Date Fair Value ($) (1)

Sundaram Nagarajan	None	—

Gregory A. Thaxton	11,800	392,342

John J. Keane	11,700	389,017

Gregory P. Merk	8,800	292,594

Jeffrey A. Pembroke	8,300	275,969

Michael F. Hilton	51,400	1,709,014

(1)

The grant date fair value was determined using the Black-Scholes option pricing model on the date of grant. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

Restricted Shares

Except for Mr. Nagarajan, we granted restricted shares to executive officers on November 26, 2018. The share price on the grant date was the closing price on November 26, 2018 – $124.90 for named executive officers. We did not grant restricted shares to Mr. Nagarajan in 2019.

54 |	Nordson Corporation – 2020 Proxy Statement

The following table provides information regarding the restricted share awards granted to our named executive officers for 2019:

Named Executive Officer	Restricted Shares Granted (#)	Grant Date Value ($)

Sundaram Nagarajan	—	—

Gregory A. Thaxton	1,500	187,350

John J. Keane	1,500	187,350

Gregory P. Merk*	1,100	137,390

Jeffrey A. Pembroke*	1,000	124,900

Michael F. Hilton	6,400	799,360

*	As discussed below, Messrs. Merk and Pembroke were each granted additional restricted shares in our effort to retain our top executive talent.

Retention Awards

In addition to the restricted grants made above, Messrs. Merk and Pembroke were each granted 6,408 restricted shares on February 28, 2019. These grants were made to retain our top executive talent. The share price on the grant date was the closing price on February 28, 2019 – $135.76. These additional restricted shares will vest at the end of a two-year period and cannot be transferred until vesting.

Other Components of our Executive Compensation Program

In addition to base salary, the Annual Cash Incentive Award, and long-term equity-based incentive awards, we offer other forms of compensation, including: (i) executive perquisites; (ii) welfare and retirement benefits; and (iii) change-in-control benefits.

Executive Perquisites

We provide limited and modest perquisites to each of our executive officers to promote the business objectives described below. We also use these perquisites to provide a competitive executive compensation program, which allows us to attract and retain top executive talent.

•

Business Clubs.    We do not reimburse any executive officer for fees or dues associated with personal country club memberships. We reimbursed Messrs. Hilton and Nagarajan for one private business club membership each to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community, and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships in up to two airline travel clubs that allow them to be more productive when traveling on commercial airlines.

•

Financial, Estate, and Tax Planning and Preparation.    We pay for financial, estate, and tax planning and preparation fees and expenses. The maximum amount is $5,000 for each named executive officer per calendar year. We provide this perquisite to assist our executive officers in obtaining financial counseling, enabling them to concentrate on business matters rather than on personal financial planning. Pursuant to Mr. Nagarajan’s employment agreement, we paid $12,390 for attorneys’ fees incurred in reviewing Mr. Nagarajan’s employment contract. In addition, pursuant to the amendment to Mr. Hilton’s employment agreement, we paid $2,560 for attorneys’ fees incurred in reviewing the amendment.

•

Executive Physicals.    We pay for annual physicals for our executive officers. We provide this benefit to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in their preventative healthcare.

•	Relocation Expense Reimbursement. We maintain a general relocation policy under which the Company provides reimbursement for certain relocation expenses to new employees and to employees whose job

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function requires relocation. We believe it is important to maintain market competitive relocation benefits in order to fill positions that are critical to Nordson’s business needs. Mr. Nagarajan’s relocation assistance included the incremental cost paid or incurred by us for Mr. Nagarajan’s relocation from Illinois to Ohio, including home sale and home repurchase assistance, shipment of household goods, duplicate housing costs, lump sum relocation allowance and $100,000 for the cash loss on the sale of his primary residence based on the original purchase price. The cash loss of $100,000 was grossed up for tax purposes.

Welfare and Retirement Benefits

The following summarizes the welfare and retirement benefits available to our named executive officers:

Qualified Defined Contribution 401(k) Plan

•  Our executive officers are eligible to participate in a Company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees.

•  We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) Plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

Non-Qualified Deferred Compensation Plan

•  We maintain a non-qualified, unfunded, and unsecured deferred compensation plan for the benefit of eligible management employees whose benefits under the 401(k) Plan are limited by the benefit restrictions of Section 415 of the Internal Revenue Code.

•  Participants are able to defer up to 100% of their base salary and Annual Cash Incentive Award payout, and up to 90% of their Performance Share Incentive Award payout.

Defined Benefit Pension Plan

•  Our executive officers participate in a Company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Code maximum monthly benefit.

Excess Defined Benefit Pension Plan

•  We maintain a supplemental executive retirement benefit restoration plan which is an unfunded, non-qualified plan that is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits limited by regulations under the Internal Revenue Code.

•  Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to other employees under the defined benefit pension plan.

•  Additionally, pursuant to the employment agreement that was negotiated at the time he was hired as CEO, Mr. Nagarajan is entitled to an individual nonqualified pension benefit (the “Supplemental Individual Pension Benefit”), which will make up for benefits that he may forfeit under our tax-qualified defined benefit pension plan if his employment terminates prior to vesting under the pension plan in certain circumstances. In particular, the Supplemental Individual Pension Benefit will treat Mr. Nagarajan as if he were fully vested in our tax-qualified defined benefit pension plan, solely in the event of his death, disability, involuntary termination without cause or termination for good reason (whether or not in connection with an change in control of Nordson), prior to becoming 100% vested under the pension plan.

56 |	Nordson Corporation – 2020 Proxy Statement

Severance Agreements

Messrs. Nagarajan and Hilton are the only executive officers for which we have any obligation to pay severance other than following a change-in-control.2 As part of the negotiated employment agreements with Messrs. Hilton and Nagarajan, we agreed to provide each with cash severance and other benefits in the event their respective employment is terminated by us without “Cause” or either terminates his employment with us for “Good Reason” (each such term as defined in the respective employment agreements).

Upon a termination by us without Cause or by Mr. Nagarajan for Good Reason, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Nagarajan would be entitled to post-termination payments and benefits as follows:

•	a lump sum cash payment equal to two (2) times the sum of his annual base salary and his target cash incentive opportunity;

•	a pro-rata payout of his Annual Cash Incentive Award, based on actual performance;

•

a pro-rata payout of long-term performance share awards granted to Mr. Nagarajan for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

•	continuation of vesting for stock options in accordance with the normal vesting schedule;

•	full vesting of restricted share awards; and

•	continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination;

•	immediate vesting of Mr. Nagarajan’s benefits under the Supplemental Individual Pension Benefit, if the triggering event occurs within the first five years of his employment.

We will not gross-up any tax imposed upon any payment received by Mr. Nagarajan under his employment agreement.

Our obligation to Mr. Hilton, had there been a termination by us without Cause or by Mr. Hilton for Good Reason prior to his retirement from the Company, in addition to payment of any accrued and unpaid compensation and benefits, would have been post-termination payments and benefits as follows:

•	an amount equal to two (2) times the sum of his annual base salary and the greater of (x) ninety percent (90%) of his annual base salary or (y) his target cash incentive opportunity;

•	a pro-rata payout of his Annual Cash Incentive Award, based on actual performance;

•

a pro-rata payout of long-term performance share awards granted to Mr. Hilton for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

•	full vesting of restricted share awards; and

•	continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination.

We would not have provided gross-up of any tax imposed upon any payment that would have been received by Mr. Hilton.

[2]	The Company’s obligations to Mr. Hilton under his employment agreement, including the terms of severance, ceased as of December 31, 2019 in connection with his retirement.

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Change-in-Control

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore, we have entered into change-in-control retention agreements with our executive officers that provide severance and other benefits in the event of a qualifying termination following a change-in-control. The primary purpose of these agreements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders, regardless of whether those transactions may result in their own job loss. The Committee has determined that change-in-control retention agreements executed after November 1, 2015, including the agreement executed with Mr. Nagarajan, will not provide for “gross-up” payments to cover any federal excise taxes that may be owed on change-in-control severance payments and benefits. Change-in-control retention agreements executed prior to November 1, 2015, which do provide for a gross-up for any excess federal excise taxes that may be owed on change in control-related severance payments and benefits, remain in effect.

Severance and Other Benefits

Severance benefits payable under change-in-control retention agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change-in-control of the Company and, within the following 24 months, a termination of employment by either the Company without Cause, or by the officer for Good Reason, as defined in the respective change-in-control retention agreements). We opted for a double-trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change-in-control, because a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change-in-control.

In the event of a change-in-control and a qualifying termination of employment, an executive officer will be entitled to receive:

•	accrued but unpaid compensation, including a pro-rata payout of the Annual Cash Incentive Award;

•

a lump sum cash payment in an amount equal to two (2) times the sum of (x) annual base salary in effect at the time of termination of employment plus (y) target Annual Cash Incentive Award opportunity for the year in which termination of employment occurs;

•

continuation of coverage for the executive officer and his or her eligible spouse and dependents under the Company’s group health plans, life insurance, accidental death and dismemberment, pension, disability and tax and financial planning plans for the lesser of 24 months following termination of employment or until the date he or she becomes covered under similar benefit plans;

•	professional outplacement services; and

•

two additional years of age and two additional years of service credit under the Company-sponsored qualified and non-qualified pension plans, the benefit being paid from the Excess Defined Benefit Pension Plan.

Treatment of Share-based Awards

To provide our executive officers with the same opportunity as our shareholders to realize the value created by a change-in-control, the shareholder-approved Amended and Restated 2012 Nordson Corporation Share and Incentive Award Plan historically has provided for full vesting of all outstanding share-based awards upon a change-in-control. However, effective for awards granted under that plan after December 27, 2017, equity awards generally will vest on a “double-trigger” basis, in the event of a change-in-control and a qualifying termination of the participant’s employment.

58 |	Nordson Corporation – 2020 Proxy Statement

Additional Compensation Policies

Executive Share Ownership

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary

President (other than the Chief Executive Officer)	3 times base salary

Chief Financial Officer	3 times base salary

Other Executive Officers	2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected executive officers will have up to five years to meet the ownership requirements after their election.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or Performance Share Incentive Award payouts, net of shares withheld to cover the taxes due, until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review the share ownership of each executive officer compared to the applicable share ownership guidelines, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership Plan and 401(k) Plan, each of which count as valid forms of share ownership under the ownership guidelines. As of October 31, 2019, all named executive officers met or exceeded their respective ownership guidelines.

Anti-Pledging/Anti-Hedging Policy

We prohibit directors and executive officers from pledging Nordson common shares as collateral. Also prohibited are trading in derivative securities of Nordson’s common shares, engaging in short sales of Nordson securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Nordson securities. At this time, we do not prohibit other employees from pledging Nordson common shares as collateral.

Tax and Accounting Treatment

The Committee takes into account the tax and accounting treatment of executive compensation arrangements when structuring our executive compensation program. One of those considerations is Section 162(m) of the Internal Revenue Code, which sets a limit of $1 million on the amount we can deduct for compensation paid to our “covered employees”. Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) did not count toward the $1 million limit. However, the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 (the “Act”), made a number of changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017, including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (for example, by including both the chief financial officer and certain former named executive officers as covered employees).

Prior to the Act, our general philosophy had been to attempt to qualify compensation for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever we deemed appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Historically, treatment as “qualified performance-based compensation” was sought to the extent practicable and only to the extent that it was consistent with our overall compensation objectives. However, due to uncertainties regarding the scope of relief under the Act, there can be no guarantee that any compensation paid to our covered employees in excess of $1 million will be or remain exempt from Section 162(m).

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In any event, the Committee retains full discretion to construct compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

Equity Grant Policy

We grant equity on a consistent schedule, generally at the first Committee meeting following the end of the fiscal year. We do not grant performance share units, stock options, or restricted shares to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on equity award grant dates. Awards generally are effective on the date that we grant the award. The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers and key employees. We have delegated limited authority to the Chief Executive Officer to grant equity awards, excluding awards made to executive officers. Equity awards granted by the Chief Executive Officer in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter.

Incentive Compensation Forfeiture (Clawback) Policy

We have a formal “clawback” policy for incentive awards that is broader in its reach than that imposed by Section 304 of the Sarbanes-Oxley Act. Under the policy, we may require our executive officers to repay cash-based incentive compensation and/or equity incentive awards in the event of a material restatement of the consolidated financial statements of the Company, other than any restatement required pursuant to a change in applicable accounting rules. Recovery is limited to amounts paid or realized by an executive officer during the three-year period preceding the date that we are required to prepare a restatement.

Additionally, our Board of Directors, upon the Committee’s recommendation, may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, require reimbursement or payment by the executive officer to the Company of equity-based compensation and performance-based compensation in an amount determined by the Board of Directors to be attributable to: (i) conduct that violates our Code of Ethics and Business Conduct, or (ii) willful misconduct or fraud that causes harm to the Company.

The Committee will revise the policy as appropriate once final rules are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

60 |	Nordson Corporation – 2020 Proxy Statement

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s 2019 Annual Report, each as filed with the SEC.

Compensation Committee,

Mary G. Puma, Chair

Lee C. Banks

Michael J. Merriman, Jr.

Victor L. Richey, Jr.

January 17, 2020

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

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RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Committee believes that the design of the executive compensation program as outlined in the “Compensation Discussion and Analysis” places emphasis on long-term incentives and competitive base salaries. While the Annual Cash Incentive Award is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of our long-term shareholders. Although our executive compensation program is designed to pay for performance and provide incentive-based compensation, the incentive-driven elements of our executive compensation program contain various mitigating features that are designed to discourage management from taking unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value.

The Committee has the authority to set performance measures and goals, monitor performance, and to exercise negative discretion in determining incentive award payouts to our executive officers.

We believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

The table below summarizes the risk mitigation factors applicable to the primary elements of the Company’s executive compensation program.

Base Salary Risk Mitigation Factors

Fixed Amount.    Base salary does not encourage risk-taking as it is a fixed amount.

Small Percentage of Total Compensation.    Base salary is a relatively small percentage of total direct compensation for executive officers.

Annual Cash Incentive Award Risk Mitigation Factors

Multiple Performance Factors.    The Annual Cash Incentive Award features multiple quantitative performance measures that encourage executives to focus on the overall strength of the business rather than a single financial measure.

Award Cap.    Awards payable to any individual are capped.

Management Processes.    Board and management processes are in place to oversee risks associated with the Annual Cash Incentive Award, including, but not limited to, monthly and quarterly business performance reviews by management and regular business performance reviews by the Board of Directors and the Audit Committee.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany cash-based incentive awards for our executive officers.

Long-Term Equity Compensation Risk Mitigation Factors

Share Ownership Guidelines.    Share ownership guidelines align the executive interests with those of our long-term shareholders.

Vesting Schedule Overlaps.    The vesting schedules for long-term incentives overlap and, therefore, reduce an executive officer’s motivation to maximize performance in any one period.

Service-based Vesting.    Service-based vesting aligns with long-term shareholder interests.

Anti-Hedging/Anti-Pledging Policy.    The Company’s anti-hedging policy prohibits directors and our executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds. Our anti-pledging policy prohibits our directors and executive officers from pledging our common stock as collateral.

Clawback Provision.    Robust forfeiture (“clawback”) terms accompany equity-based awards for our executive officers.

62 |	Nordson Corporation – 2020 Proxy Statement

SUMMARY COMPENSATION FOR FISCAL YEAR 2019

All references in this section to years are references to fiscal years unless otherwise noted. Our fiscal year ends October 31.

The following narratives, tables, footnotes, and supplemental tables present the components of compensation for our named executive officers for the fiscal year ended October 31, 2019. The individual components of the compensation reflected in the Summary Compensation Table (“SCT”) for 2019 and the prior two fiscal years are:

•	Salary. Base salary earned by a named executive officer. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the “Non-Qualified Deferred Compensation” table.

•	Bonus. We did not award any discretionary cash bonus to any named executive officer.

•

Stock Awards.    The awards disclosed in the “Stock Awards” column consist of restricted share awards and performance share awards for the 2019-2021, 2018-2020, and 2017-2019 performance periods. The calculations are based upon the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 for 2019, 2018, and 2017. Details about the performance share incentive awards made during 2019 are included in the narrative accompanying the “Grants of Plan-Based Awards” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The maximum payout appears in a footnote to the table.

•

Option Awards.    The awards disclosed in the “Option Awards” column consist of option awards for our common stock. The award amounts represent the grant date fair value of stock options as calculated under FASB ASC Topic 718. Details about the option awards made during 2019 are included in the narrative accompanying the “Grants of Plan-Based Awards” table.

•

Non-Equity Incentive Plan Compensation.    The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned under the Annual Cash Incentive Award. Further information concerning the Annual Cash Incentive Award may be reviewed in the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Elements of Compensation.”

•

Change in Pension Value and Non-Qualified Deferred Compensation Earnings.    The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent any actuarial increase during the fiscal year in the pension value provided under our qualified defined benefit pension plan and non-qualified excess defined benefit pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan and excess defined benefit pension plan accompanies the “Pension Benefits” table.

•

All Other Compensation.    The amounts disclosed in the “All Other Compensation” column include the combined value of each named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan and other noted payments.

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Summary Compensation Table

In this section we provide certain tabular and narrative information regarding the compensation of our named executive officers for 2019.

Name and Principal Position	Fiscal Year	Salary(1) $	Bonus $	Stock Awards(2) $	Option Awards(3) $	Non-Equity Incentive Plan Compensation(4) $	Change in Pension Value & Non- Qualified Deferred Compensation Earnings(5) $	All Other Compensation(6) $	Total $

Sundaram Nagarajan President and Chief Executive Officer	2019	212,500	—	788,621	—	212,500	69,136	241,066	1,523,824
	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—

Gregory A. Thaxton Executive Vice President and Chief Financial Officer	2019	485,000	—	547,710	392,342	260,081	1,679,874	50,994	3,416,001
	2018	470,000	—	586,967	435,170	384,930	47,260	37,854	1,962,181
	2017	450,000	—	567,270	423,951	397,215	407,504	42,123	2,288,063

John J. Keane Executive Vice President	2019	470,000	—	547,710	389,017	285,572	1,452,191	47,895	3,192,385
	2018	455,000	—	586,967	435,170	339,203	—	32,662	1,849,002
	2017	435,000	—	567,270	423,951	395,850	161,304	38,577	2,021,952

Gregory P. Merk Executive Vice President	2019	435,000	—	401,654	292,594	230,724	1,134,926	27,522	2,522,420
	2018	420,000	—	430,967	313,322	337,428	—	24,764	1,526,481
	2017	403,000	—	425,453	302,822	351,799	364,368	23,766	1,871,207

Jeffrey A. Pembroke Executive Vice President	2019	432,000	—	365,140	275,969	211,162	728,979	36,554	2,049,805
	2018	415,000	—	380,743	292,434	389,789	37,374	38,794	1,554,134
	2017	403,000	—	264,726	196,834	301,444	181,553	31,918	1,379,475

Michael F. Hilton Former President and Chief Executive Officer	2019	945,000	—	2,324,884	1,709,014	675,675	1,276,703	111,133	7,042,409
	2018	925,000	—	2,509,619	1,942,599	1,082,250	454,746	82,876	6,997,090
	2017	875,000	—	2,347,868	1,829,045	1,103,375	505,485	87,542	6,748,315

(1)	This column includes amounts of base salary deferred into the 2005 Deferred Compensation Plan. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(2)

This column represents the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718. The grant date fair value disclosed for performance share awards is based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing share awards reported in this column for 2019 are discussed in Note 14 Stock-based Compensation in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2019.

Named Executive Officer	Fiscal Year	Maximum Payout (# Units)	Maximum Grant Date Fair Value Payout ($)

Sundaram Nagarajan	2019	11,134	$1,577,242
	2018	—	$—
	2017	—	$—

Gregory A. Thaxton	2019	6,000	$720,720
	2018	6,200	$765,390
	2017	7,200	$747,000

John J. Keane	2019	6,000	$720,720
	2018	6,200	$765,390
	2017	7,200	$747,000

Gregory P. Merk	2019	4,400	$528,528
	2018	4,500	$555,525
	2017	5,400	$560,250

Jeff Pembroke	2019	4,000	$480,480
	2018	4,100	$506,145
	2017	3,360	$348,600

Michael F. Hilton	2019	25,400	$3,051,048
	2018	26,800	$3,308,460
	2017	29,800	$3,091,750

64 |	Nordson Corporation – 2020 Proxy Statement

(3)

This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. For additional information regarding such awards, see the “Grants of Plan-Based Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share at the time of exercise.

The table below lists the assumptions used to estimate the grant date fair value of stock options awarded to the named executive officers and included in this column as of October 31, 2019:

Fiscal Year	Number of Shares Awarded	Exercise Price	Expected Life (in years)	Dividend Yield	Volatility	Risk-Free Rate

2017	104,900	$107.65	6.2	1.17%	0.2918	2.01%

2018	98,200	$127.67	6.2	0.97%	0.2670	2.20%
2019	92,000	$124.90	6.2	1.04%	0.2414	2.95%

The assumptions listed above differ slightly from those presented in Note 14 Stock-based Compensation in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2019. The assumptions in Note 14 represent awards to all executive officers and key employees and grant dates during each year.

See the “Grants of Plan-Based Awards” table for information with respect to the stock options awarded in 2019 and the “Outstanding Equity Awards” table for information with respect to the stock options awarded prior to 2019.

(4)

The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our Annual Cash Incentive Award and also include the portion of the Annual Cash Incentive Award payout that was deferred by our named executive officers. These deferrals are noted in footnote 1 to the “Non-Qualified Deferred Compensation” table.

(5)

The amounts entered in this column include the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 6 Retirement, Pension and other Post-retirement Plans in the “Notes to Consolidated Financial Statements” section of our Form 10-K for 2019.

The following table provides further details to the increases by plan for 2019:

Named Executive Officer	Change in Pension Plan Value ($)	Change in Excess Pension Plan Value ($)

Sundaram Nagarajan	2,862	66,274

Gregory A. Thaxton	382,558	1,297,316

John J. Keane	347,515	1,104,676

Gregory P. Merk	106,622	1,028,304

Jeffrey A. Pembroke	199,341	529,638

Michael F. Hilton	126,896	1,149,807

(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table:

Named Executive Officer	Total Perquisites ($)(a)	Relocation Expenses ($)	Tax Gross-Up Related to Relocation Expenses ($)	Company Contributions to Tax-Qualified and Non-Qualified Plans ($)	Dividends Related to Share- Based Plans ($)	Company Match of Charitable Contributions ($)	Total All Other Compensation ($)

Sundaram Nagarajan	5,000	166,989	69,077	—	—	—	241,066

Gregory A. Thaxton	6,577	—	—	30,538	2,384	11,495	50,994

John J. Keane	7,134	—	—	24,300	2,384	14,077	47,895

Gregory P. Merk	900	—	—	24,834	1,788	—	27,522

Jeffrey A. Pembroke	5,432	—	—	19,037	1,354	10,731	36,554

Michael F. Hilton	13,094	—	—	68,210	7,689	22,140	111,133

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(a)	Total perquisites for 2019:

Named Executive Officer	Financial Planning ($)	Business and Airline Club Dues ($)	Executive Physicals ($)	Total Perquisites ($)

Sundaram Nagarajan	5,000	—	—	5,000

Gregory A. Thaxton	3,600	1,345	1,632	6,577

John J. Keane	5,000	—	2,134	7,134

Gregory P. Merk	900	—	—	900

Jeffrey A. Pembroke	2,500	—	2,932	5,432

Michael F. Hilton	5,000	3,989	4,105	13,094

66 |	Nordson Corporation – 2020 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

We granted the following awards to our executive officers in 2019:

•

Annual Cash Incentive Awards — The Compensation Committee establishes quantitative corporate financial and operating unit measures and performance goals at the beginning of a fiscal year. Any payouts are determined by actual fiscal year performance against the pre-established corporate financial and business operating performance measures for our named executive officers that lead our businesses. These awards are referred to in the following table as “ACIA.”

•

Performance Share Incentive Awards — The Compensation Committee establishes performance share incentive awards for executive officers based on three-year cumulative performance measures. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis or share equivalent units on a one-for-one basis for payouts that are deferred. The payout will vary based upon the actual level of performance over a three-year period. However, the threshold performance level must be achieved before any payout is made. These awards are referred to in the following table as “PSIA.”

•

Restricted Share Awards — Restricted shares are awarded subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction period. Cash dividends are paid on the restricted shares during the restriction period. Restricted shares vest generally on a pro-rata basis annually each year for three years following the date of award. These awards are referred to in the following table as “RS.”

•

Stock Option Awards — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Under the terms of award, the exercise price and tax-withholding obligations may be paid with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on an award-by-award basis is set forth in the table below. These awards are referred to in the following table as “Options.”

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Grants of Plan-Based Awards

The following table and footnotes present the components of the plan-based awards made to our named executive officers during 2019.

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Nagarajan	ACIA	8/1/2019	—	212,500	425,000	—	—	—	—	—	—	—
	PSIA	8/1/2019	—	—	—	2,784	5,567	11,134	—	—	—	788,621
	RS	8/1/2019	—	—	—	—	—	—	—	—	—	—
	Options	8/1/2019	—	—	—	—	—	—	—	—	$138.53	—

Thaxton	ACIA	11/26/2018	181,875	363,750	727,500	—	—	—	—	—	—	—
	PSIA	11/26/2018	—	—	—	1,500	3,000	6,000	—	—	—	360,360
	RS	11/26/2018	—	—	—	—	—	—	1,500	—	—	187,350
	Options	11/26/2018	—	—	—	—	—	—	—	11,800	$124.90	392,342

Keane	ACIA	11/26/2018	164,500	329,000	658,000	—	—	—	—	—	—	—
	PSIA	11/26/2018	—	—	—	1,500	3,000	6,000	—	—	—	360,360
	RS	11/26/2018	—	—	—	—	—	—	1,500	—	—	187,350
	Options	11/26/2018	—	—	—	—	—	—	—	11,700	$124.90	389,017

Merk	ACIA	11/26/2018	141,375	282,750	565,500	—	—	—	—	—	—	—
	PSIA	11/26/2018	—	—	—	1,100	2,200	4,400	—	—	—	264,264
	RS	11/26/2018	—	—	—	—	—	—	1,100	—	—	137,390
	Options	11/26/2018	—	—	—	—	—	—	—	8,800	$124.90	292,594

Pembroke	ACIA	11/26/2018	140,400	280,800	561,600	—	—	—	—	—	—	—
	PSIA	11/26/2018	—	—	—	1,000	2,000	4,000	—	—	—	240,240
	RS	11/26/2018	—	—	—	—	—	—	1,000	—	—	124,900
	Options	11/26/2018	—	—	—	—	—	—	—	8,300	$124.90	275,969

Hilton	ACIA	11/26/2018	472,500	945,000	1,890,000	—	—	—	—	—	—	—
	PSIA	11/26/2018	—	—	—	6,350	12,700	25,400	—	—	—	1,525,524
	RS	11/26/2018	—	—	—	—	—	—	6,400	—	—	799,360
	Options	11/26/2018	—	—	—	—	—	—	—	51,400	$124.90	1,709,014

(1)

These columns show the estimated dollar value of the potential payout under the ACIA at threshold, target, or maximum payout levels. The Compensation Committee’s process to determine payouts under the ACIA is described in the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Elements of Executive Compensation.”

(2)

These columns show the potential number of shares to be paid out for our named executive officers under the PSIA at threshold, target, or maximum performance. The measures and potential payouts are described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Elements of Executive Compensation.” The grant date fair value, based on target performance for these performance awards, is included in the “Stock Awards” column of the Summary Compensation Table.

(3)

Values in this column reflect the grant date fair value for stock option awards, restricted shares, and PSIAs determined in accordance with FASB ASC Topic 718. The grant date fair value of the PSIAs are at target. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable on the grant date.

68 |	Nordson Corporation – 2020 Proxy Statement

For establishing grant date fair value of stock options, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options is the fair market value of our common shares on the grant date. The following sets forth the assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.2414.

b.	Risk-Free Interest Rate: The rate available at the time the award was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 2.95%.

c.	Dividend Yield: 1.04% based on the historical dividend yield.

d.	Expected Life: 6.2 years.

The calculations for the fair value of restricted shares are based upon the grant date fair value of restricted share awards determined using the market price of our common stock at the award date.

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OUTSTANDING EQUITY AWARDS AT OCTOBER 31, 2019

The following narrative, table, and footnotes describe equity awards to our named executive officers under our Amended and Restated 2012 Nordson Corporation Stock Incentive and Award Plan that were outstanding as of the end of 2019:

•

2018-2020 Performance Share Incentive Awards (disclosed as “2018 PSIA” awards in the “Stock Awards” columns).    The 2018-2020 performance period began November 1, 2017 and concludes October 31, 2020. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•

2019-2021 Performance Share Incentive Awards (disclosed as “2019 PSIA” awards in the “Stock Awards” columns).    The 2019-2021 performance period began November 1, 2018 and concludes October 31, 2021. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Restricted Share Awards (disclosed in the “Stock Awards” columns). Consist of the unvested restricted shares as of October 31, 2019.

•	Stock Option Awards (disclosed in the “Option Awards” columns). Consist of outstanding stock options awarded to our named executive officers.

70 |	Nordson Corporation – 2020 Proxy Statement

Outstanding Equity Awards

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2019. Dates noted below the names of the named executive officers represent award dates for stock options and restricted shares.

	Option Awards				Stock Awards

Named Executive Officer	Number of Securities Underlying Unexercised Options- Exercisable(1) (#)	Number of Securities Underlying Unexercised Options- Unexercisable(1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested(4) ($)
Sundaram Nagarajan
2018 PSIA	—	—	—	—	—	—	7,912	1,240,681
2019 PSIA	—	—	—	—	—	—	11,134	1,745,923
Restricted Shares:	—	—	—	—	—	—	—	—
Stock Options:	—	—	—	—	—	—	—	—
Gregory A. Thaxton
2018 PSIA	—	—	—	—	—	—	6,200	972,222
2019 PSIA	—	—	—	—	—	—	6,000	940,860
Restricted Shares:
21-Nov-2016	—	—	—	—	600	94,086	—	—
20-Nov-2017	—	—	—	—	1,067	167,316	—	—
26-Nov-2018	—	—	—	—	1,500	235,215	—	—
Stock Options:
28-Nov-2011	13,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	11,000	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	11,000	—	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	12,200	—	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	12,900	4,300	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	7,000	7,000	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	3,125	9,375	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	—	11,800	124.90	26-Nov-2028	—	—	—	—
John J. Keane
2018 PSIA	—	—	—	—	—	—	6,200	972,222
2019 PSIA	—	—	—	—	—	—	6,000	940,860
Restricted Shares:
21-Nov-2016	—	—	—	—	600	94,086	—	—
20-Nov-2017	—	—	—	—	1,067	167,316	—	—
26-Nov-2018	—	—	—	—	1,500	235,215	—	—
Stock Options:
25-Nov-2013	11,500	—	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	12,500	—	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	12,900	4,300	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	7,000	7,000	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	3,125	9,375	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	—	11,700	124.90	26-Nov-2028	—	—	—	—

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	Option Awards				Stock Awards

Named Executive Officer	Number of Securities Underlying Unexercised Options- Exercisable(1) (#)	Number of Securities Underlying Unexercised Options- Unexercisable(1) (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested(4) ($)
Gregory P. Merk
2018 PSIA	—	—	—	—	—	—	4,500	705,645
2019 PSIA	—	—	—	—	—	—	4,400	689,964
Restricted Shares:
21-Nov-2016	—	—	—	—	450	70,565	—	—
20-Nov-2017	—	—	—	—	800	125,448	—	—
26-Nov-2018	—	—	—	—	1,100	172,491	—	—
28-Feb-2019	—	—	—	—	6,408	1,004,838	—	—
Stock Options:
28-Nov-2011	5,000	—	43.73	28-Nov-2021	—	—	—	—
28-Nov-2012	7,600	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	7,600	—	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	8,300	—	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	10,050	3,350	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	5,000	5,000	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	2,250	6,750	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	—	8,800	124.90	26-Nov-2028	—	—	—	—
Jeffrey A. Pembroke
2018 PSIA	—	—	—	—	—	—	4,100	642,921
2019 PSIA	—	—	—	—	—	—	4,000	627,240
Restricted Shares:
21-Nov-2016	—	—	—	—	280	43,907	—	—
20-Nov-2017	—	—	—	—	667	104,592	—	—
26-Nov-2018	—	—	—	—	1,000	156,810	—	—
28-Feb-2019	—	—	—	—	6,408	1,004,838	—	—
Stock Options:
24-Nov-2014	3,800	—	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	5,400	1,800	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	3,250	3,250	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	2,100	6,300	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	—	8,300	124.90	26-Nov-2028	—	—	—	—
Michael F. Hilton
2018 PSIA	—	—	—	—	—	—	26,800	4,202,508
2019 PSIA	—	—	—	—	—	—	25,400	3,982,974
Restricted Shares:
21-Nov-2016	—	—	—	—	1,382	216,711	—	—
20-Nov-2017	—	—	—	—	2,485	389,673	—	—
26-Nov-2018	—	—	—	—	6,400	1,003,584	—	—
Stock Options:
28-Nov-2012	43,000	—	61.59	28-Nov-2022	—	—	—	—
25-Nov-2013	42,700	—	71.75	25-Nov-2023	—	—	—	—
24-Nov-2014	49,000	—	79.66	24-Nov-2024	—	—	—	—
23-Nov-2015	54,600	18,200	70.91	23-Nov-2025	—	—	—	—
21-Nov-2016	30,200	30,200	107.65	21-Nov-2026	—	—	—	—
20-Nov-2017	13,950	41,850	127.67	20-Nov-2027	—	—	—	—
26-Nov-2018	—	51,400	124.90	26-Nov-2028	—	—	—	—

(1)

Amounts in these columns represent outstanding vested and unvested stock options awarded from November 28, 2011 to October 31, 2019. The options are exercisable in four equal annual installments (25% of award per year), commencing one year after the grant date. As of October 31, 2019, none of the options awarded during 2019 had vested.

72 |	Nordson Corporation – 2020 Proxy Statement

(2)

Amounts in these columns represent restricted share awards that have not vested as of October 31, 2019. Restricted shares vest in three equal annual installments, commencing one year after date of grant, except for the restricted shares awarded on February 28, 2019 to Messrs. Merk and Pembroke, which will fully vest after two years on February 28, 2021. Market Value was calculated by multiplying the closing price of our common shares on October 31, 2019 – $156.81 per share – by the number of unvested shares.

(3)

This column reflects performance share units awarded in 2018 and 2019. Payouts in unrestricted shares are conditioned upon performance during three-year cycles ending on October 31, 2020 and October 31, 2021, respectively, and will be determined following the Compensation Committee’s certification of performance at the close of the respective performance period.

(4)

The 2018-2020 and 2019-2021 performance period awards are shown at maximum payout since the target performance level would be exceeded based on performance to date. Market value was calculated by multiplying the closing price of our common shares on October 31, 2019 – $156.81 per share – by the maximum number of performance share units.

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STOCK OPTION EXERCISES AND STOCK VESTED TABLES

The following tables set forth information with respect to the stock options exercised, restricted shares vested and the Performance Share Incentive Award earned, before payment of any applicable withholding tax and broker commissions.

	Stock Option		2017-2019 PSIA Payout

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Earned (#)	Value Realized ($)(1)

Sundaram Nagarajan	—	—	2,664	437,056

Gregory A. Thaxton	22,650	$2,173,661	4,363	715,794

John J. Keane	43,900	$3,701,918	4,363	715,794

Gregory P. Merk	14,000	$1,409,850	3,272	536,804

Jeffrey A. Pembroke	3,200	$218,978	2,036	334,026

Michael F. Hilton	—	—	18,059	2,962,760

(1)

Settlement of performance share units occurred on January 3, 2020. The closing price of our common shares was $164.06 on January 3, 2020. Mr. Nagarajan deferred 2,397 shares having a settlement date value of $393,252. Mr. Merk deferred 654 shares having a settlement date value of $107,295. Mr. Pembroke deferred 1,832 shares having a settlement date value of $300,558.

	Restricted Shares (Vested on 11/23/16)(1)		Restricted Shares (Vested on 11/30/17)(2)		Restricted Shares (Vested on 11/30/18)(3)

Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)(b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)(c)

Sundaram Nagarajan	—	—	—	—	—	—

Gregory A. Thaxton	800	$87,888	600	$77,016	533	$64,179

John J. Keane	800	$87,888	600	$77,016	533	$64,179

Gregory P. Merk	568	$62,400	450	$57,762	400	$48,164

Jeffrey A. Pembroke	300	$32,958	280	$35,941	333	$40,097

Michael F. Hilton	3,068	$337,050	3,585	$460,171	4,215	$507,528

(1)	These restricted shares were awarded November 23, 2015.

(2)	These restricted shares were awarded November 21, 2016.

(3)	These restricted shares were awarded November 20, 2017.

(4)	Value realized was calculated by multiplying closing price of our common shares on the date restrictions expired by the number of shares that vested:

(a)	November 23, 2016 ($109.86 per share) by the number of shares that vested:

(b)	November 29, 2017 ($128.36 per share), and

(c)	November 29, 2018 ($120.41 per share).

74 |	Nordson Corporation – 2020 Proxy Statement

PENSION BENEFITS

The following narrative, table and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for 2019.

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)

Sundaram Nagarajan	Salaried Employees Pension Plan	0.25	2,862	—
	Excess Defined Benefit Pension Plan	0.25	66,274	—

Gregory A. Thaxton	Salaried Employees Pension Plan	30.00	1,439,710	—
	Excess Defined Benefit Pension Plan	30.00	4,395,326	—

John J. Keane	Salaried Employees Pension Plan	27.00	1,302,076	—
	Excess Defined Benefit Pension Plan	27.00	3,607,392	—

Gregory P. Merk(3)	Salaried Employees Pension Plan	25.33	242,667	—
	Excess Defined Benefit Pension Plan	25.33	2,906,023	—

Jeffrey A. Pembroke	Salaried Employees Pension Plan	14.08	570,108	—
	Excess Defined Benefit Pension Plan	14.08	1,201,394	—

Michael F. Hilton	Salaried Employees Pension Plan	9.75	545,361	—
	Excess Defined Benefit Pension Plan	9.75	5,025,936	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2019 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2019 using a discount rate of 2.97%;

•	the benefits are payable as a single life annuity; and

•	post-retirement mortality based on the RP2006 Fully Generational Mortality Table for Healthy Employees projected with mortality improvements by Scale MP2019.

(2)

For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit for Messrs. Nagarajan, Thaxton, Keane, Merk, and Hilton assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2019 using a discount rate of 2.97%, a lump sum interest rate of 2.19% and post-retirement mortality based on the life expectancy under IRC regulation 1.401(a)(9)-9.

(3)

Mr. Merk became a participant in the Salaried Employees Pension Plan and the Excess Defined Benefit Pension Plan effective February 1, 2013. He receives benefit service credit for his service prior to February 1, 2013 with Nordson under the Excess Defined Benefit Pension Plan.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and cash incentive payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code.

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately but experience a reduction in the benefit for every month prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 65, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

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If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•

Life Only Annuity.    If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•

50% Joint & Survivor Annuity.    If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•

100% (or 75%) Joint & Survivor Annuity.    A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age, and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•

10 Year Certain Annuity.    A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•

Level Income Option.    This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

As described above in the Compensation Discussion and Analysis on page 35, if Mr. Nagarajan were to die, become disabled, be terminated without cause or terminate his employment for good reason (whether or not in connection with a change in control of Nordson), the Salaried Pension Plan Benefit amounts reported above would be payable, as if he were 100% vested in those benefits, pursuant to his Supplemental Individual Pension Benefit.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax qualified supplemental defined benefit plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under the Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives under the Salaried Employees Pension Plan, our executive officers may under the Excess Defined Benefit Pension Plan elect a lump sum payout of the benefit following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

76 |	Nordson Corporation – 2020 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION

The following narrative, table and footnotes set forth the contributions, earnings, withdrawals or distributions, and aggregate balances for the named executive officers in 2019 under the Amended and Restated 2005 Deferred Compensation Plan.

	Deferred Compensation Plan

Named Executive Officer	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

Sundaram Nagarajan	11,180	—	392	—	11,573

Gregory A. Thaxton	48,454	17,839	1,086,587	—	6,181,907

John J. Keane	30,000	16,000	465,828	—	3,305,648

Gregory P. Merk	209,286	14,977	280,137	—	1,606,900

Jeffrey A. Pembroke	37,359	11,045	16,527	—	149,357

Michael F. Hilton	121,598	52,698	5,205,849	—	24,465,028

(1)	This column includes:

(a)

Amounts of base salary each named executive officer deferred in 2019: Mr. Nagarajan — $11,180; Mr. Thaxton — $48,454; Mr. Keane — $30,000; Mr. Merk — $20,890; Mr. Pembroke — $37,359; and Mr. Hilton — $56,663. These amounts deferred are included in the “Salary” column of the Summary Compensation Table.

(b)	Amounts of Annual Cash Incentive Award payout deferred in 2019: Mr. Merk — $33,743 and Mr. Hilton — $64,935.

(c)	Of the 2016-2018 Performance Share Incentive Award payout, Mr. Merk deferred 1,260 shares having a settlement date value of $154,652.

(2)	The increase in aggregate earnings is attributable primarily to appreciation in the share price of Nordson common stock in 2019.

(3)

The fiscal year-end aggregate balances reported in this column include the amounts of Base Salary, Annual Cash Incentive Award payouts and Performance Share Incentive Award payouts that were deferred as compensation in the previous two years:

(a)	Base salary: Mr. Thaxton — $91,912; Mr. Keane — $59,031; Mr. Merk — $39,518; Mr. Pembroke — $39,302; and Mr. Hilton — $107,885.

(b)	Annual Cash Incentive Award payout: Mr. Thaxton — $445,862; Mr. Merk — $76,380; and Mr. Hilton — $149,027.

(c)	Settlement date dollar value of Performance Share Incentive Award payout: Mr. Merk — $217,247; and Mr. Hilton — $4,795,624.

Deferred Compensation Plan

Under the Amended and Restated 2005 Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay and Annual Cash Incentive Award payout, and 90% of their Performance Share Incentive Award payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) Plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10, or 15 years. No later than 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution previously elected by the executive officer.

The Internal Revenue Code places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) Plan accounts of our executive officers in 2019 were limited. In order to restore any matching contribution amount that may have been forgone by our executive officers because of this limitation, we

Nordson Corporation – 2020 Proxy Statement	| 77

provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer at least a minimum portion of their base salary.

For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the executive officer’s share equivalent unit account. Upon an executive officer’s death, payment of any balance in a deferral account will be made to a designated beneficiary.

In order to permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options and respective returns under the Amended and Restated 2005 Deferred Compensation Plan for 2017, 2018 and 2019 were as follows:

Investment Funds	2019 Return	2018 Return	2017 Return

Investment Contract	3.00%	3.00%	3.00%

Money Market Trust	2.07%	0.80%	0.01%

Large Cap Value (500 Index B)	10.56%	6.14%	16.10%

Large Cap Blend (Equity-Income)	14.06%	0.78%	11.12%

Large Cap Growth (Blue Chip Growth)	14.33%	9.77%	32.71%

International Equity Index (B)	11.28%	(9.15)%	23.65%
Nordson Stock (includes dividends)	29.00%	13.82%	13.82%

78 |	Nordson Corporation – 2020 Proxy Statement

POTENTIAL BENEFITS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative address the impact a loss of employment in each of the following scenarios as of October 31, 2019 would have on executive compensation and benefits: termination for cause or voluntary termination, death, long-term disability, retirement, involuntary termination and termination without cause or for good reason, and payments in connection with a termination following a change-in-control.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans, and qualified defined contribution 401(k) plan would be made under the distribution provisions of those plans.

Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability(1) or Retirement At Normal Age (age 65)(2)	Termination Due to Early Retirement (age 55)(2)	Involuntary Termination(3) / Termination Without Cause or for Good Reason(4)	Termination following a Change-in-Control(5)
Severance (Cash)	None	None	None	Chief Executive Officer Only: Described in the “Severance Agreements” section above under Part IV of Compensation Discussion and Analysis	Lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and cash incentive award (at target payout)
Stock Options (Unvested)	Forfeited	Death or Disability: full vesting(6) Retirement at 65: vesting continues except for awards made less than 12 months prior to termination, which are forfeited(6)	Vesting Continues except for awards made less than 12 months prior to termination, which are forfeited(7)	Forfeited	Vest upon a change-in-control
Service-Based Restricted Shares (Unvested)	Forfeited	Death or Disability: full vesting(6) Retirement at 65: full vesting, except for awards made less than 12 months prior to termination, which are forfeited	Pro-rated vesting based on number of months of service since award date except for awards made less than 12 months prior to termination, which are forfeited	Chief Executive Officer Only: Full vesting All Others: Forfeited	Vest upon a change-in-control
Performance Share Incentive Award	Forfeited	Pro-rated payout determined at the conclusion of the respective performance period	Pro-rated payout determined at the conclusion of the respective performance period	Forfeited	Vesting with payout based on performance at target as of the date of change-in-control
Excess Defined Pension Benefit	No enhancement	No Enhancement, except Supplemental Individual Pension Benefit for Mr. Nagarajan due to death or disability prior to full vesting under Salaried Employees Pension Plan	No enhancement	No Enhancement, except Supplemental Individual Pension Benefit for Mr. Nagarajan upon termination prior to full vesting under Salaried Employees Pension Plan	Two (2) additional years of age and benefit service Supplemental Individual Pension Benefit for Mr. Nagarajan upon termination prior to full vesting under Salaried Employees Pension Plan
Paid Health Care Benefits	None	None	None	Chief Executive Officer: Yes For Others: None	Yes

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Benefit or Payment	Termination for Cause or Voluntary Termination	Termination Due to Death, Disability(1) or Retirement At Normal Age (age 65)(2)	Termination Due to Early Retirement (age 55)(2)	Involuntary Termination(3) / Termination Without Cause or for Good Reason(4)	Termination following a Change-in-Control(5)
Professional Outplacement Services	None	None	None	None	Yes (up to $50,000)
Excise and Related Income Tax Gross Up	None	None	None	None	Yes(8)

(1)

A disability benefit is payable under the long-term disability plan under a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the policy ($25,000 per month) would be paid from our general assets. In the event of the Chief Executive Officer’s death, the surviving spouse will be entitled to: (a) a life insurance benefit equal to two times the sum of her or his annual base salary and target Annual Cash Incentive Award for the fiscal year in which the death occurs; (b) continued health benefits for 2 years; and (c) a pro-rated amount of the Chief Executive Officer’s Annual Cash Incentive Award for the fiscal year of death based upon actual performance in such fiscal year, as determined at the end of the applicable performance period. In the event of the Chief Executive Officer’s termination of employment due to disability when she or he is age 65 or older or a termination due to retirement, the Chief Executive Officer shall receive a $12,000 Company-paid retiree life insurance benefit.

(2)	Predicated upon retirement under the Company-sponsored pension plan. Stock option and restricted share awards made less than 12 months prior to date of termination of employment are forfeited.

(3)	Presumes involuntary termination was not due to a violation of the Company’s Code of Ethics and Business Conduct.

(4)

We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause, other than with respect to Messrs. Nagarajan and Hilton under their respective employment agreements. Severance benefits due to Messrs. Nagarajan and Hilton in the event of a termination without cause or a resignation for good reason are discussed under the caption “Severance Agreements” in the Compensation Discussion and Analysis of this Proxy Statement.

If any negotiated severance arrangement were entered into between us and an executive officer for severance payments, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

“Cause” and “Good Reason” are discussed in the “Severance Agreement” section of the Compensation Discussion and Analysis section of this Proxy Statement.

(5)	A change-in-control occurs if and when:

•

a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities representing 35% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who, at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•

we are merged or consolidated with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

Upon a change-in-control, all outstanding equity compensation awards vest immediately. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our named executive officers with the same opportunity as our shareholders to realize the value created by the transaction.

(6)	Vested options may be exercised for the life of the option.

(7)	Vested options may be exercised for the earlier of (a) five (5) years following retirement date or (b) the life of the option.

(8)	Effective November 1, 2015, we have eliminated gross up payments on any severance benefits for tax purposes.

80 |	Nordson Corporation – 2020 Proxy Statement

Enhanced Payments and Benefits Assuming Termination as of October 31, 2019

The following table reflects the estimated value of enhanced payments and benefits that the named executive officers would receive under various termination scenarios assuming that all listed events occurred as of the last business day of fiscal year 2019 — October 31, 2019.

In estimating the amounts reflected in the following table, we also applied the following general assumptions and principles:

•

No amounts for 2019 base salary or payouts under the 2019 Annual Cash Incentive Award and 2017-2019 Performance Share Incentive Award are included in the following tables because the amounts are already earned as of October 31, 2019 and are not enhanced by any of the triggering events;

•	Amounts were calculated based on each named executive officer’s age, compensation, and years of service as of October 31, 2019;

•	The value of our common shares on October 31, 2019 was $156.81 per share;

•	Unvested stock options that vest were valued at an amount per share equal to the difference between $156.81 and the grant date share price for each of the stock options on the grant date;

•

No amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•

No amounts were included for balances in a named executive officers’ deferred compensation account. Fiscal year-end deferred account balances are reported in the Non-Qualified Deferred Compensation table;

•	The value of benefits and payments that are generally available to all employees on a non-discriminatory basis are not included;

•	The value of performance share units for termination other than voluntary termination or termination due to cause was determined using payout at target performance;

•

The value of restricted shares subject to accelerated vesting is based on shares outstanding as of October 31, 2019 as shown in the Outstanding Equity Awards table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 31, 2019 — $156.81 per share;

•

Other than Mr. Hilton, who retired from the Company effective December 31, 2019, none of the named executive officers is qualified to receive an age 65 retirement pension benefit as of October 31, 2019. The actuarial present value of the benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the Pension Benefits table. In the event of Mr. Nagarajan’s death, disability, termination without cause or termination for good reason (whether or not in connection with a change in control of Nordson) on October 31, 2019, that benefit would have been provided pursuant to his Supplemental Individual Pension Benefit; and

•

Calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 1 to the Pension Benefits table. The payout amount in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service, up to a maximum age 65 and 30 years of service.

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Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would have received if termination had occurred on October 31, 2019.

	Death and Disability ($)	Early Retirement (Age 55)(1) ($)	Involuntary Termination/ Termination Without Cause or for Good Reason(2) ($)	Qualifying Termination Following Change-in-Control ($)

Sundaram Nagarajan	436,559	436,559	3,400,000	10,086,006

Gregory A. Thaxton	2,251,649	1,576,862	—	19,168,541

John J. Keane	2,395,023	1,723,428	—	15,181,189

Gregory P. Merk	2,784,275	1,278,877	—	14,025,269

Jeffrey A. Pembroke	2,355,753	890,263	—	9,697,067

Michael F. Hilton	9,775,727	6,985,234	5,389,968	54,683,473

(1)	Other than Mr. Hilton, who retired from the Company effective December 31, 2019, as of October 31, 2019, no named executive officer was eligible for retirement at the normal retirement age.

(2)

Messrs. Nagarajan and Hilton are the only named executive officers eligible to receive severance and full vesting of restricted shares in the event their employment is terminated involuntarily by the Company or by Messrs. Nagarajan or Hilton for Good Reason, as that term is defined in their respective employment agreements, absent a change-in-control. No enhancements are provided to the other named executive officers in this termination scenario. The Company’s obligations to Mr. Hilton under his employment agreement, including the terms of severance, ceased as of December 31, 2019 in connection with his retirement.

82 |	Nordson Corporation – 2020 Proxy Statement

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of this disclosure and as permitted by the rules, we used the median employee identified in 2018 for our 2019 analysis. There was no significant change in the Company’s employee population from 2018 to 2019 or in our compensation arrangements. In 2018, we examined the target total cash compensation (base salary plus target bonus) as the consistently applied compensation measure for all individuals, excluding our CEO, who were employed by us on September 1, 2018. We included all full-time and part-time employees and we did not exclude any employees located outside the United States.

We calculated the annual total compensation of the median employee by totaling the median employee’s annual base salary, annual cash incentive and pension value, if any. Using this calculation method, the annual total compensation of our median employee, excluding the CEO, was $57,335. For our CEO, we used the total compensation for Mr. Nagarajan, our CEO as reported in the 2019 Compensation Table; however, because Mr. Nagarajan was appointed CEO in August 2019, we annualized Mr. Nagarajan’s base salary, annual cash incentive (based on a guaranteed minimum bonus at target), and pension value. We included the value of the performance share grants made on his date of hire. Using this methodology, the annual total compensation of our CEO was $3,437,271; and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 60 to 1.

The pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with flexibility in determining the methodology used to identify the median employee, in calculating the median employee’s annual total compensation and in estimating the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which, along with differences in employee populations, geographic locations, business strategies and compensation practices, may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

Nordson Corporation – 2020 Proxy Statement	| 83

AUDIT COMMITTEE REPORT

January 17, 2020

To: The Board of Directors of Nordson Corporation

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees Nordson’s financial reporting process on behalf of the Board. Nordson’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an integrated audit of Nordson’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations. The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Management has the responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended October 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Committee has received and discussed with Ernst & Young LLP written disclosures regarding Ernst & Young LLP’s independence as required by applicable requirements of the PCAOB.

The Committee discussed with our internal auditor and Ernst & Young LLP the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Frank M. Jaehnert, Chair

Randolph W. Carson

Arthur L. George, Jr.

Joseph P. Keithley

84 |	Nordson Corporation – 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?    You have been sent this Proxy Statement and proxy/voting instruction card(s) because you were a shareholder, or held Nordson common stock through a broker, trustee, or other third party, at the close of business on January 2, 2020, the record date for shareholders entitled to vote at the Annual Meeting. As of January 2, 2020, there were outstanding, excluding treasury shares which cannot be voted, 57,740,521 common shares entitled to one vote per share upon all matters presented to the shareholders.

What is a proxy?    A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Who can attend the Annual Meeting?    All shareholders of record as of the close of business on January 2, 2020 may attend the meeting.

Must I inform anyone of my intent to attend the Annual Meeting?    Yes. To permit your name to be registered with the Key Tower security service to gain access to the BakerHostetler LLP offices, you must inform the Company’s Secretary, Gina A. Beredo, in writing (letter or e-mail) before the Annual Meeting of your intent to attend the Annual Meeting. Ms. Beredo’ s contact information is as follows:

•	E-mail address: secretary@nordson.com

•	Mailing Address: 28601 Clemens Road, Westlake, Ohio 44145.

Must I present credentials to permit access to the BakerHostetler LLP offices?    Yes. You must present a form of picture identification to the security officer at the desk located on the main floor of the Key Tower. You will be provided a pass to permit access to the Key Tower elevators. You will proceed to the 20th floor offices of BakerHostetler LLP.

What if I have a disability?    If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?    The following chart explains your voting options with regard to each proposal to be voted upon at the Annual Meeting, how the Board of Directors recommends that you vote, and the vote required for that proposal to be approved.

Nordson Corporation – 2020 Proxy Statement	| 85

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSAL	VOTING OPTIONS	REQUIRED VOTE	BROKER DISCRETIONARY VOTE PERMITTED	BOARD’S VOTING RECOMMENDATION

1. Election of directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees.	Each nominee must receive a plurality of the votes cast.(1)	No	FOR the election of each of the director nominees

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	Yes(2)	FOR

3. Advisory vote to approve compensation of named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	No	FOR

(1)

Our majority voting policy states that any Director who fails to receive a majority of the votes cast in his/her favor is required to submit his/her resignation to the Board. The Governance & Nominating Committee of the Board would then consider each resignation and determine whether to accept or reject it. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy.

(2)

This is considered to be a routine matter under applicable rules and, therefore, if you hold your shares in street name and do not provide voting instructions to the broker, trustee, or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal but not any other Proposals since they are considered to be “non-routine” matters.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting. They are not included in the vote count for election of directors. However, abstentions will affect the outcome of the votes on Proposals 2 and 3, being equivalent to a vote “against” the Proposals.

Will any other matters be voted on?    We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a replacement nominated by the Board. We do not expect any nominee to be unwilling to serve.

May I ask questions at the Annual Meeting?    Yes. Our management will respond to shareholder questions at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements.

What is the difference between holding shares as a shareholder of record, a beneficial owner, or a Nordson-sponsored retirement plan participant?

•

Shareholder of record.    If Nordson shares are registered in your name with our transfer agent, Computershare, Inc., you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the Annual Meeting. You may also award us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

•

Beneficial owner (“in street name”).    If your shares are not held in your name but instead are held in a brokerage account, by a trustee, or by another nominee, then that other entity/holder is considered the shareholder of record and you are considered a beneficial owner of those shares. We sent these proxy materials to that other entity/holder, and they have been forwarded to you with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you.

•

Shares held as a participant in the Nordson Corporation Employees’ Savings Trust (“401(k)”) Plan and/or Nordson Corporation Employee Stock Ownership Plan (collectively, the “Plans”).    If you participate in one or

86 |	Nordson Corporation – 2020 Proxy Statement

both of these Plans you may have certain voting rights regarding shares of our common stock credited to your account in the Plans. You do not own these shares. They are owned by the Plan trustee, which is the same trustee for both Plans.

The Plans provide you with voting rights based on the number of shares that were constructively invested in your Plan account as of the close of business on the record date. You may vote these shares in much the same way as shareholders of record vote their shares, but you have an earlier deadline to vote.

You may vote the amount of shares credited to your account as of the record date for the Annual Meeting by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. Your vote must be received by 11:59 p.m., Eastern Time, on February 21, 2020. You may vote these shares by following the instructions provided on the proxy/voting instruction card included with these materials.

By submitting your voting instructions, you will direct the Plan trustee:

•	How to vote the shares allocated to your account in the Plan(s), and

•	How to vote a portion of the shares allocated to the accounts of other participants in the Plan(s) who have not submitted voting instructions by the deadline.

The trustee will submit one proxy to vote all shares in each of the Plans. The trustee will vote the shares of participants submitting voting instructions in accordance with their instructions and will vote the remaining shares in each of the Plans in the same proportion as the final votes of all participants who actually voted. Please note that, if you do not submit voting instructions for the shares in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares in each of the Plans, you may not vote Plan shares in person at the Annual Meeting.

Where is Nordson Corporation common stock traded?    Our common stock is traded and quoted on the Nasdaq Global Select Stock Market LLC under the symbol “NDSN.”

How many votes do I have, and can I cumulate my votes?    You have one vote for each share of our common stock that you own as of the record date of the Annual Meeting. Unless cumulative voting is invoked by a shareholder through proper notice to Nordson as described under “Proposal 1: Election of Directors Whose Terms Expire in 2023-Cumulative Voting,” cumulative voting is not allowed.

How do I vote and what are the voting deadlines?

Shareholders of record and Plan participants.    If you are a shareholder of record or a Plan participant, you may vote by proxy in any of the following three ways:

HOW TO VOTE

VIA THE INTERNET	BY TELEPHONE	BY MAIL	IN PERSON

www.proxyvote.com	Call 1-800-690-6903 in the U.S. or Canada	Follow the instructions on the proxy card	Attend our Annual Meeting and vote by ballot

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy/voting instruction card.

If you are a shareholder of record, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Time, on February 24, 2020. You may also vote in person at the Annual Meeting.

If you are a Plan participant, your deadline to cast your vote by proxy is 11:59 p.m., Eastern Time, on February 21, 2020.

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Beneficial owners.    If you are a beneficial owner, you should receive voting instructions from the broker, trustee, or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee, or nominee in order to instruct your broker, trustee, or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee, or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee giving you the right to vote the shares.

All owners.    If you receive more than one proxy/voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I change my vote?    Yes. You may change your vote or revoke your proxy any time before the voting deadline.

Shareholders of record.    If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated proxy by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on February 24, 2020 will be counted;

•	returning a later-dated, duly executed proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting in person and voting again.

Plan participants.    If you are a Plan participant, you may revoke previously given voting instructions on or before 11:59 p.m., Eastern Time, on February 21, 2020 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with John Hancock Trust Company, LLC, the trustee for each of the Plans.

Beneficial owners.    If you are a beneficial owner of your shares, you must contact the broker, trustee, or other nominee holding your shares and follow their instructions for changing your vote.

All owners.    You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What will happen if I do not vote my shares?

Shareholders of record.    If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet, or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial owners.    If you are the beneficial owner of your shares, your broker, trustee, or nominee may vote your shares only on those proposals on which it has discretion to vote. Under applicable rules your broker, trustee, or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker, trustee, or other nominee, your broker, trustee, or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

88 |	Nordson Corporation – 2020 Proxy Statement

What if I do not specify how my shares are to be voted?    If you are a shareholder of record and you submit a duly executed proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

PROPOSAL	VOTE TO BE CAST

Proposal 1 — Election of five nominees as directors to serve for a three-year term: Sundaram Nagarajan, Ginger M. Jones, Joseph P. Keithley, Mary G. Puma, and Michael J. Merriman, Jr.	FOR ALL NOMINEES

Proposal 2 — Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020	FOR
Proposal 3 — Advisory vote to approve the compensation of our named executive officers	FOR

What constitutes a quorum, and why is a quorum required?    Our Regulations require a quorum of shareholders to hold our Annual Meeting. A quorum will be present when at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If a quorum is not achieved, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are broker non-votes?    A broker non-vote occurs when a broker, trustee, or other nominee holding your shares does not receive voting instructions from you as the beneficial owner of the shares by a specified date before the Annual Meeting and does not have discretionary authority to vote those undirected shares on specified matters under applicable rules. The election of directors (Proposal 1) and the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3) are considered non-routine matters and discretionary voting on these matters is prohibited.

As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker, trustee, or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on named executive compensation, no votes will be cast on your behalf with respect to those proposals. The ratification of auditors (Proposal 2) is a discretionary matter, so your broker, trustee, or other nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm even if you do not give your broker, trustee, or other nominee instructions on how to vote your shares with respect to that proposal.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will have no effect on the outcome of the vote on Proposal 3. It is important that you provide voting instructions for all shares you own beneficially.

Who will tabulate the votes?    Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. The Inspector of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?    Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?    We will bear the expense of soliciting proxies. Proxies may also be solicited by Nordson personnel in person or by mail, telephone, facsimile or electronic communications, but no additional compensation will be paid to them . We will also supply, at our expense, copies of proxy materials and the Annual Report to Shareholders to brokers, trustees, and other nominees for the purpose of soliciting proxies from beneficial owners.

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How will I know the results of the Annual Meeting?    The final voting results will be tallied by our Inspector of Election and published in a Current Report on Form 8-K filed with the SEC that we expect to file within four business days after the Annual Meeting.

If there is more than one shareholder living at the same address, will each shareholder receive proxy materials?    To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies by contacting us at the address and phone number below. Shareholders of record in the same household continue to receive separate proxy/voting instruction cards. In addition, if your household currently receives multiple copies of our Annual Report to Shareholders and proxy materials, you may “opt in” to householding for future mailings to receive a single copy of these documents.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You may also access the Proxy Statement and Annual Report at: www.nordson.com/en/our-company/investors/annual-reports-and-presentations.

How do I submit director nominations or shareholder proposals for the 2021 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2021 Annual Meeting is held within thirty days of the anniversary of the 2020 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at the 2021 Annual Meeting and for inclusion in next year’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), should send the proposal to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 19, 2020.

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at the 2021 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2021 Annual Meeting. Assuming that the 2021 Annual Meeting will be held on February 23, 2021, that means notice of such proposals must be received no earlier than November 25, 2020 and no later than December 25, 2020. Our Regulations are available at: www.nordson.com/en/our-company/corporate-governance.

Similar to the timeliness requirements under our Regulations described above, the notice of the nomination of a director must be received no earlier than 90 days and no later than 60 days prior to our annual meeting. Assuming the 2021 Annual Meeting is held on February 23, 2021, the deadlines would be no earlier than November 25, 2020 and no later than December 25, 2020. The Governance & Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available at: www.nordson.com/en/our-company/corporate-governance. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above. Any proposal for inclusion in the proxy materials, notice of proposal, or suggestion for nominee(s) for election to our Board of Directors should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2021 Annual Meeting. If the Board chooses to present any information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2021 Annual Meeting, then the persons named in proxies solicited by the Board for the 2021 Annual Meeting may exercise discretionary voting power with respect to such information.

90 |	Nordson Corporation – 2020 Proxy Statement

What is our policy governing communication with our Board of Directors?

Members of our management team regularly meet with shareholders to discuss a broad range of topics, including our governance and compensation practices. In addition, our Board provides to every shareholder the ability to communicate with the Board as a whole and with individual directors through an established process for shareholder communication.

Shareholders may communicate with the Board, the Chair of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially review communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chair of the Governance & Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company. Concerns about accounting or auditing matters or possible violations of our Code of Ethics and Business Conduct should be reported pursuant to the procedures outlined in the Code.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE.

Promptly return your proxy/voting instruction card or vote via telephone or the Internet,

which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy/voting instruction card are first being mailed to shareholders of record on or about January 17, 2020. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

Nordson Corporation – 2020 Proxy Statement	| 91

YOUR VOTE IS IMPORTANT.

Please vote your proxy

according to the instructions

on the proxy/voting instruction card.

NORDSON CORPORATION 28601 CLEMENS ROAD WESTLAKE, OH 44145-1119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 11:59 P.M. Eastern Time the day before the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E89160-P31239-Z76024	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION 1. The election of five nominees as directors to serve for a three year term. Board recommendation: FOR all 5 Nordson nominees		For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the box “FOR ALL EXCEPT” and write the nominee’s number on the line provided below.

01) Sundaram Nagarajan 02) Ginger M. Jones 03) Joseph P. Keithley 04) Michael J. Merriman, Jr. 05) Mary G. Puma
					For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020. Board recommendation: FOR				☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers. Board recommendation: FOR				☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E89161-P31239-Z76024

NORDSON CORPORATION

Annual Meeting of Shareholders

February 25, 2020

This proxy is solicited on behalf of the Board of Directors

The herein signed shareholder hereby appoints Lee C. Banks, Randolph W. Carson, and Victor L. Richey, Jr., or any of them, as proxies, each with the full power to appoint a substitute, to attend the 2020 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at Baker & Hostetler LLP, Key Tower, 127 Public Square, Suite 2000, Cleveland, Ohio 44114, at 8:00 A.M., Eastern Time, on February 25, 2020, and any adjournment or postponement, thereof, to cast all votes that the shareholder or Plan Participant is entitled to vote at such Annual Meeting, as designated on the reverse side of this ballot, and otherwise to represent the shareholder with all of the powers possessed by the shareholder if personally present at the Annual Meeting. The shareholder hereby acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is invoked, by a shareholder through proper notice to Nordson Corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the shareholder is entitled with respect to the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises, which in the opinion of the proxy holders, makes such action necessary or desirable.

In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M., Eastern Time, on February 24, 2020.

IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (COLLECTIVELY, THE “PLANS”).

John Hancock Trust Company, LLC, as Trustee of the Plans, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Plans, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, the proxy must be voted by 11:59 P.M., Eastern Time, on February 21, 2020.

Continued and to be signed on reverse side